     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1996

                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                           ENTERPRISE SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                      7371                     36-3130103
    (STATE OR OTHER            (PRIMARY STANDARD           (I.R.S. EMPLOYER
    JURISDICTION OF               INDUSTRIAL              IDENTIFICATION NO.)
   INCORPORATION OR           CLASSIFICATION CODE
     ORGANIZATION)                  NUMBER)
                             1400 SOUTH WOLF ROAD
                         WHEELING, ILLINOIS 60090-6524
                                (847) 537-4800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                                GLEN E. TULLMAN
                             1400 SOUTH WOLF ROAD
                         WHEELING, ILLINOIS 60090-6524
                                (847) 537-4800
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
                                  COPIES TO:
     WILLIAM N. WEAVER, JR., ESQ.              J. VAUGHAN CURTIS, ESQ.
      JEFFREY A. SCHUMACHER, ESQ.                NILS H. OKESON, ESQ.
        SACHNOFF & WEAVER, LTD.                     ALSTON & BIRD
    30 S. WACKER DRIVE, 29TH FLOOR          ONE ATLANTIC CENTER, 1201 WEST
     CHICAGO, ILLINOIS 60606-7484                  PEACHTREE STREET
     TELEPHONE NO. (312) 207-1000            ATLANTA, GEORGIA 30309-3424
                                             TELEPHONE NO. (404) 881-7000
  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO
THE PUBLIC: As soon as practicable after the effective date of this
Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                                   PROPOSED
                                                    PROPOSED       MAXIMUM
                                      AMOUNT        MAXIMUM       AGGREGATE      AMOUNT OF
     TITLE OF EACH CLASS OF           TO BE      OFFERING PRICE    OFFERING     REGISTRATION
   SECURITIES TO BE REGISTERED    REGISTERED(1)   PER SHARE(2)     PRICE(2)         FEE
- --------------------------------------------------------------------------------------------
Common Stock, $.01 par value.....   1,983,750        $22.50      $44,634,375     $15,391.16

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes 825,000 shares owned by Selling Stockholders and 258,750 shares that the Underwriters have the option to purchase to cover over-
    allotments, if any.
(2) Estimated pursuant to Rule 457 solely for purposes of computing the registration fee.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 26, 1996

                            ENTERPRISE SYSTEMS, INC.

 LOGO
                                1,725,000 SHARES

                                  COMMON STOCK


  Of the 1,725,000 shares of Common Stock offered hereby, 900,000 shares are being offered by Enterprise Systems, Inc. ("Enterprise" or the "Company") and 825,000 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." On July 24, 1996, the last sale price of the Common Stock as reported on the Nasdaq National Market was $22.00 per share. See "Price Range of Common Stock." The Common Stock is traded on the Nasdaq National Market under the symbol "ESIX."

                                  ----------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 6.

                                  ----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
  COMMISSION  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE  ACCURACY OR
   ADEQUACY  OF THIS  PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY IS  A
    CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                  UNDERWRITING                  PROCEEDS TO
                                     PRICE TO    DISCOUNTS AND   PROCEEDS TO      SELLING
                                      PUBLIC      COMMISSIONS     COMPANY(1)    STOCKHOLDERS
- --------------------------------------------------------------------------------------------
Per Share........................  $              $              $              $
- --------------------------------------------------------------------------------------------
Total(2).........................  $              $              $              $
- --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) Before deducting expenses, payable by the Company, estimated at $300,000.
(2) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 258,750 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $          , $          and $          ,
    respectively.

                                  ----------

  The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens
& Company"), San Francisco, California, on or about           , 1996.

ROBERTSON, STEPHENS & COMPANY

                 SMITH BARNEY INC.

                                                    WESSELS, ARNOLD & HENDERSON

                THE DATE OF THIS PROSPECTUS IS           , 1996
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

  No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                                --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    3
Risk Factors..............................................................    6
Recent Developments.......................................................   12
Use of Proceeds...........................................................   13
Price Range of Common Stock...............................................   13
Dividend Policy...........................................................   13
Capitalization............................................................   14
Consolidated Pro Forma Financial Information..............................   15
Selected Financial Data...................................................   17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   18
Business..................................................................   23
Management................................................................   30
Certain Transactions......................................................   38
Principal and Selling Stockholders........................................   39
Description of Capital Stock..............................................   41
Shares Eligible for Future Sale...........................................   44
Underwriting..............................................................   45
Legal Matters.............................................................   46
Experts...................................................................   46
Additional Information....................................................   46
Index to Financial Statements.............................................  F-1

                                --------------

  TITAN(R), Enterprise Scheduling(R), Enterprise Systems(R), Matkon(R) and MATKON2000(R), are registered trademarks and NOVA(TM), Nova.IDN(TM), ORBIT(TM), Titan.IDN(TM), ORION(TM), TS2000(TM), TouchScan(TM) and Corporate Communications System(TM) are trademarks of the Company. Windows(R) is a registered trademark of Microsoft Corporation. HL7(R) is a registered trademark of the American National Standards Institute. ESP(TM) and Environment for Scheduling Personnel(TM) are trademarks of Total Care Technologies, Inc. All other trademarks and trade names referred to in this Prospectus are the property of their respective owners.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS OR THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    SUMMARY

  This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company including statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Backlog." Prospective investors are cautioned that such statements, which may be identified by words including "anticipate," "believe," "intend," "estimates," "expect" and similar expressions, are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors" on page 6.

                                  THE COMPANY

  Enterprise is a healthcare information services company that develops, markets, installs and services an integrated suite of application software products that assist healthcare providers in managing their operations. These resource management systems focus on cost containment and address a broad range of non-clinical management needs, including materials management, operating room logistics, patient and staff scheduling and financial management. The Company's information systems operate on personal computer networks and make extensive use of electronic data interchange, enabling its customers to redesign their resource management functions to enhance efficiency and productivity.

  In recent years, governmental and market-driven reform initiatives have produced significant pressures on healthcare providers to control costs. In order to manage the economic risk of healthcare delivery, providers are being forced to change the way they operate and are increasingly focused on measuring and controlling the cost of delivering care. To date, there has been a lack of emphasis on integrated information systems that effectively manage operational costs, which the Company believes constitute a majority of providers' overall costs. Without the necessary information, it has been difficult for healthcare managers to allocate efficiently their resources--people, supplies, facilities, equipment and services--or to understand their costs.

  Enterprise has developed information systems that address the operational aspects of healthcare delivery. The Company offers an integrated suite of resource management systems that enable healthcare providers to (i) improve productivity through the redesign and automation of operational processes and
(ii) obtain the information necessary to measure and control costs. The Company's current product offerings address materials management, operating room logistics, organization-wide patient and staff scheduling and financial management, areas which the Company believes offer significant opportunities for productivity improvement and cost savings. The Company's products are modular in design, share a common database, and may be used independently or bundled together in order to provide an integrated resource management system solution.

  The Company's business strategy is to strengthen its existing product lines and to expand into additional resource management areas. The Company believes a significant opportunity exists to penetrate further the market of approximately 2,900 large acute care hospitals and 3,100 small hospitals in the United States and Canada. Most of the Company's existing customers do not currently use the Company's entire product line. The Company believes that its high customer retention rate provides an opportunity to sell additional components of its product suite to its existing customers, which include approximately 1,000 acute care hospitals, of which approximately 270 were added as customers when the Company acquired the Matkon materials management division of Continental Healthcare Systems, Inc. in May 1996 (the "Matkon

Acquisition"). Of those customers (other than customers of the Matkon division) which have purchased the Company's current products since January 1, 1991, more than 98% remained customers at July 1, 1996. The Company also intends to expand its limited presence in alternate site markets, including outpatient clinics, ambulatory surgery centers and specialty laboratories. In addition, the Company has entered into joint marketing agreements with group purchasing organizations and hospital management organizations and intends to pursue similar agreements with certain healthcare information system resellers and medical product suppliers. These agreements typically provide for the Company's products to be recommended on a preferred or exclusive basis.

  The Company was organized under the laws of the State of Illinois in 1981 and was reincorporated in the State of Delaware in October 1995. The Company's principal executive offices are located at 1400 South Wolf Road, Wheeling, Illinois 60090-6524. The Company's telephone number is (847) 537-4800.

                              RECENT DEVELOPMENTS

  On January 2, 1996, the Company entered into a distribution agreement with Total Care Technologies, Inc. to distribute a staff scheduling software product known as ESP for Windows. The agreement provides the Company with exclusive territorial rights in the United States healthcare market for an initial term of 26 months with the option to renew thereafter. On March 22, 1996, the Company entered into a license agreement with FlexiInternational Software, Inc. that allows the Company to incorporate the FLEXI general ledger and accounts payable applications into the Company's products for distribution in the United States healthcare market. On May 28, 1996, the Company completed the Matkon Acquisition for a cash purchase price of approximately $13.9 million. The Matkon division develops, markets, installs and services a line of hospital materials management software products which primarily run on a UNIX platform. The Company recorded charges of $8,453,000 in the quarter ended June 30, 1996 for acquired in-process technology in connection with the Matkon Acquisition. See "Recent Developments."

                                  THE OFFERING

Common Stock Offered by the Company.... 900,000 shares
Common Stock Offered by the Selling     825,000 shares
 Stockholders..........................
Common Stock Outstanding after the      8,528,206 shares(1)
 Offering..............................
Use of Proceeds........................ For working capital and other general corporate purposes, including potential
                                        acquisitions. See "Use of Proceeds."
Nasdaq National Market Symbol.......... ESIX

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                                   SIX MONTHS
                              YEAR ENDED DECEMBER 31,            ENDED JUNE 30,
                          -------------------------------    -------------------------
                                                    PRO                          PRO
                                                   FORMA                        FORMA
                           1993    1994    1995   1995(2)     1995     1996    1996(2)
                          ------- ------- ------- -------    -------  -------  -------
STATEMENTS OF OPERATIONS
 DATA:
 Revenues...............  $20,427 $24,712 $33,248 $40,337    $14,440  $21,043  $24,413
 Software development
  expenses..............    4,237   6,377   7,536   8,973      3,376    4,043    4,783
 Sales and marketing
  expenses..............    4,455   5,984   8,832  10,078      4,249    5,507    6,224
 Acquired in-process
  technology............      --      --      --      -- (3)     --     8,453    8,453
 Total operating costs
  and expenses..........   19,141  24,550  31,783  39,265     14,858   28,433   32,161
 Income (loss) from
  operations............    1,286     162   1,465   1,072       (418)  (7,390)  (7,748)
 Net income (loss)......      749      28     800     478       (360)  (4,277)  (4,664)
 Net income (loss) per
  common share..........  $  0.15 $  0.01 $  0.13 $  0.08    $ (0.07) $ (0.57) $ (0.63)
 Shares used in
  calculation of per
  share data(4).........    4,886   5,383   6,279   6,279      5,525    7,459    7,459

                                                              JUNE 30, 1996
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(5)
                                                          ------- --------------
BALANCE SHEET DATA:
 Cash and cash equivalents............................... $ 2,601    $21,564
 Working capital.........................................  20,427     39,390
 Total assets............................................  45,553     64,516
 Total stockholders' equity..............................  36,984     55,947

- --------
(1) Based on the number of shares outstanding as of July 1, 1996. Includes 108,625 shares currently subject to stock options to be exercised by Selling Stockholders in connection with this offering. Excludes 720,790 shares of Common Stock issuable upon the exercise of additional stock options outstanding as of July 1, 1996, at a weighted average exercise price of $10.87 per share, and 103,549 shares of Common Stock reserved for grant of future options or direct issuances under the Company's Long-Term Incentive Compensation Plan. See "Management--Compensation Pursuant to Plans."
(2) Gives effect to the Matkon Acquisition as if it had occurred as of January 1, 1995. See "Consolidated Pro Forma Financial Information."
(3) Does not reflect recorded charges of $8,453,000 in the quarter ended June 30, 1996 for acquired in-process technology in connection with the Matkon Acquisition. See "Recent Developments."
(4) Computed on the basis described in Note 2 of Notes to Consolidated Financial Statements.
(5) Adjusted to reflect the application of the estimated net proceeds from the sale of 900,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $22.00 per share and the exercise by Selling Stockholders of options to purchase 108,625 shares of Common Stock in connection with this offering. See "Use of Proceeds" and "Capitalization."

  Unless otherwise indicated, (i) all information contained in this Prospectus assumes the Underwriters' over-allotment option is not exercised and (ii) all references to the "Company" or "Enterprise" refer to Enterprise Systems, Inc. and its wholly owned subsidiary. See "Description of Capital Stock-- Recapitalization."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

ABILITY TO DEVELOP NEW SOFTWARE PRODUCTS; RAPID TECHNOLOGICAL CHANGE

  The healthcare information systems market is characterized by rapid technological change, changing customer needs, frequent new software product introductions and evolving industry standards. Historically, the Company has derived substantially all of its revenue from three products: NOVA (materials management), ORBIT (operating room logistics) and TITAN (accounts payable management). The Company believes that as the market for these products matures, its future success will depend upon its ability to enhance current products and to develop and introduce new software products that keep pace with technological developments and emerging industry standards and that address the increasingly sophisticated needs of its customers. In addition, the introduction of competing products embodying new technologies and the emergence of new industry standards could render the Company's existing products obsolete and unmarketable. Accordingly, the Company anticipates that significant amounts of future revenue will be derived from products and product enhancements which either do not exist today or have not been sold in large enough quantities to ensure market acceptance. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development and introduction of product enhancements or new products, or that such enhancements or new products will adequately meet the requirements of the marketplace or achieve market acceptance. If the Company is unable to develop and introduce product enhancements and new products in a timely and cost-effective manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition will be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT CONVERSIONS TO WINDOWS

  Currently, the Company is converting its remaining DOS-based products, which include NOVA, ORBIT and TITAN, to a Windows platform. As a result of the complexities involved in such a conversion, the new Windows versions will require significant development and testing periods before they achieve marketability. There can be no assurance that the Windows versions will be completed before demand for the DOS versions slows or before the Company's competitors are able to develop functionally equivalent products on a Windows platform. Further, certain potential customers may delay purchasing decisions until Windows versions of the Company's products are available. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful and timely development, introduction and marketing of the new Windows versions of its products, or that such versions will adequately meet the requirements of the marketplace and achieve market acceptance. In addition, the conversions will divert resources away from developing or enhancing other products. The occurrence of any of these potential product conversion problems could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Products."

NEW PRODUCT ACCEPTANCE

  The Company may find that the market does not fully accept certain of its products in their current forms and may be slow to adopt new information systems technology. For example, the Company's TouchScan point-of-use resource management product requires a healthcare organization to re-engineer its operations in order to realize the full economic benefit from the product. As a result, the volume of sales of the TouchScan product has been substantially lower than the Company originally forecasted. If TouchScan does not achieve a greater degree of market acceptance, the Company's growth in future revenues may be materially and adversely affected.

ACQUISITIONS

  The Company's growth strategy may be implemented, in part, through acquisitions of products, technologies and businesses. The success of any such acquisition will depend on many factors, including the Company's ability to identify suitable acquisition candidates, the purchase price, the availability and terms of financing, and management's ability to integrate effectively the acquired products, technologies or businesses into the Company's operations. Significant competition for acquisition opportunities exists in the industry, which may significantly increase the costs of potential acquisitions. Further, acquisitions may involve a number of special risks, including, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company competes for acquisition opportunities with other companies that have significantly greater financial and management resources and experience in acquiring products, technologies and businesses. There can be no assurance that the Company will be able to finance or integrate successfully any acquired products, technologies or businesses, and their identification, acquisition and integration may cause a diversion of management time and resources. The Company cannot assure that a given acquisition may not materially and adversely affect the Company's business, operating results and financial condition.

  The Company recorded charges of $8,453,000 for acquired in-process technology in connection with the Matkon Acquisition, which reduced the Company's operating and net income for the six months ended June 30, 1996. The Company may incur similar charges in connection with future acquisitions. See "Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

VARIABLE QUARTERLY OPERATING RESULTS; SEASONALITY

  The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Furthermore, the Company has experienced a seasonal pattern in its operating results, with a greater proportion of the Company's revenue and operating profitability occurring in the second half of the year. Accordingly, results of operations for any particular quarter may not be indicative of results of operations for future periods. Quarterly revenues and operating results may fluctuate as a result of a variety of factors including: the Company's sales cycle; demand for the Company's products; the size and timing of significant orders; competitive conditions in the industry; the ability of the Company to develop, introduce and market new products and new releases on a timely basis; deferrals of customer orders in anticipation of new products or new releases; delay or deferral of customer implementations of the Company's products; changes in customer budgets; and general economic factors. A significant portion of the Company's expenses are relatively fixed, and the amount and timing of increases in such expenses are based in large part on the Company's expectations for future revenues. If revenues are below expectations in any given quarter, the adverse effect may be magnified by the Company's inability to adjust spending quickly enough to compensate for the revenue shortfall. Accordingly, even a small variation from expected revenues could have a material adverse effect on the Company's results of operations for a given quarter. The Company plans to increase expenditures in order to fund a larger direct sales and marketing staff, greater levels of research and development, and development of new distribution and resale channels. To the extent such expenses precede or are not subsequently followed by increased revenues, the Company's operating results would be materially and adversely affected.

  The timing and amount of the Company's revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter extremely uncertain. In addition, certain large contracts may, in the future, constitute a substantial portion of the operating profits for a quarter. Contract signing may be delayed for a number of reasons outside of the control of the Company, including customers' budgetary constraints and internal authorization reviews. In addition, the Company's ability to complete installation of its systems and recognize revenues is dependent on certain factors outside the control of the Company, including the customer's ability to allocate its internal resources to the installation process.

Consequently, the Company's business or operating results for a particular quarter could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  The market for healthcare information systems is intensely competitive. The competitive factors affecting the market for the Company's software and services include: vendor and product reputation, availability of products on preferred computer and communications platforms, scalability, integration with other applications, functionality and features, ease of use, quality of support, documentation and training, product quality, product innovation, price and the effectiveness of marketing and sales efforts. The relative importance of each of these factors depends upon the market segment. Certain of the Company's competitors have significantly greater financial, technical, research and development and marketing resources. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sale and support of their products than the Company. In addition, consolidation in the healthcare information systems industry may permit the Company's competitors to have access to increased financial and administrative resources and greater technological capabilities and to realize other operational efficiencies and competitive advantages. Moreover, some purchasers may prefer to buy computer systems from a single source provider. Because the Company focuses exclusively on healthcare resource management systems (as opposed to clinical or billing systems), it cannot serve as the sole source of computer software for healthcare organizations. The Company cannot assure that it will be able to continue to compete effectively in this environment, that competition will not intensify or that future competition will not have a material adverse effect on the Company's business, operating results or financial condition. See "Business--Competition."

UNCERTAINTY AND CONSOLIDATION IN HEALTHCARE INDUSTRY

  The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare providers. Many federal and state legislators have announced that they intend to propose programs to reform the United States healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the environment in which providers operate. Healthcare providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including investments in the Company's products and services.

  In response to this environment, many healthcare providers are consolidating to create larger healthcare delivery organizations. This consolidation reduces the number of potential customers for the Company's products, and the increased bargaining power of these organizations could lead to reductions in the amounts paid for the Company's products. Further, because the Company's product offerings have expanded into a more extensive package of integrated products, purchases of the Company's products increasingly require approval by a customer's executive officers as opposed to departmental managers by whom the Company is better known. The impact of these developments in the healthcare industry is difficult to predict and could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Government Regulation."

INABILITY TO EXPAND INTO NEW MARKETS

  To date, the Company's products have been purchased primarily by acute care hospitals. However, healthcare services are increasingly being provided at sites other than hospitals, such as outpatient clinics, ambulatory surgery centers and specialty laboratories. The Company intends to increase its limited presence in these alternate site markets. Because the Company has limited experience in non-hospital markets, it may find that significant modifications to its products are necessary before they become useful to a customer or that pricing may have to be adjusted downward. The Company's business, operating results and financial condition may be materially and adversely affected if such alternate site markets are not receptive to the Company's products.

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT

  The Company depends significantly upon proprietary technology. The Company relies on a combination of copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and although the Company is unable to determine the extent to which piracy of its software products exists, software piracy is a potential problem. In addition, the laws of some foreign countries in which the Company sells or may in the future sell its products do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. The Company cannot assure that its protective measures for proprietary rights will be adequate or that the Company's competitors will not independently develop similar or superior technology, duplicate the Company's products or circumvent its intellectual property rights.

  Substantial litigation regarding intellectual property rights exists in the software industry, and the Company expects that software products may be increasingly subject to third-party infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products overlaps. Although the Company has never received a claim that it is infringing third parties' intellectual property rights, there can be no assurance that third parties will not in the future claim infringement by the Company with respect to current or future products, trademarks or other proprietary rights. Any such claims, regardless of their merit, could be time consuming, result in costly litigation, delay or prevent product shipments or require the Company to enter into costly royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Proprietary Rights."

PRODUCT LIABILITY

  The software products offered by the Company may contain undetected errors or failures when first introduced or as new versions are released. Errors or failures that are not detected until after the commencement of commercial shipments of a product could result in loss of or delay in market acceptance of the product and in claims against the Company. Any of these factors could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Strategy," "--Products" and "--Product Development and Technology."

DEPENDENCE ON KEY PERSONNEL

  The Company depends to a significant extent on certain key personnel. In addition, the Company believes that its growth and success will depend on its ability to attract and retain qualified management, technical, sales and marketing personnel. Competition for such personnel is intense. The loss of the services of one or more of the Company's key employees or the Company's inability to attract and retain qualified personnel could have a material adverse effect on the Company's business, operating results and financial condition. While the Company does have employment contracts with all members of its executive management team, and with certain key product development and product engineering employees, these contracts do not guarantee that these individuals will continue their employment with the Company. The Company maintains "key man" life insurance of $1,000,000 on the life of Glen E. Tullman, Chief Executive Officer.

CONTROL BY OFFICERS AND DIRECTORS

  Upon completion of this offering, Thomas R. Pirelli, a Director and a founder of the Company, will beneficially own an aggregate of 1,278,629 shares of Common Stock, representing approximately 15% of the outstanding Common Stock. The Company's other Directors, executive officers and principal stockholders, including its 401(k) Plan, and their affiliates will beneficially own approximately 18% of the outstanding Common Stock upon completion of this offering. Consequently, these stockholders, acting together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders" and "Description of Capital Stock--Antitakeover Effects of Provisions of the Certificate of Incorporation, By-Laws and Delaware Law."

UNALLOCATED PROCEEDS OF OFFERING

  None of the anticipated net proceeds of this offering have been designated for specific uses. Therefore, the Board of Directors of the Company will have broad discretion with respect to the use of the net proceeds of this offering. See "Use of Proceeds."

POSSIBLE VOLATILITY OF STOCK PRICE

  Since the Company's initial public offering in October 1995, the market price for the Common Stock has fluctuated substantially. The market price of the Common Stock may continue to experience significant fluctuations in response to quarter-to-quarter variations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, governmental regulatory actions, general trends in the industry and other events. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many technology companies and that have often been unrelated or disproportionate to the operational performance of these companies. These fluctuations, as well as general economic and market conditions, may materially and adversely affect the market price of the Common Stock. See "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. Upon completion of this offering, the Company will have 8,528,206 shares of Common Stock outstanding (or 8,786,956 shares if the Underwriters' over-allotment option is exercised in full), assuming no exercise of options after July 1, 1996. Substantially all of these shares will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), or may currently be sold in accordance with Rule 144 under the Securities Act ("Rule 144"). In addition, the Company has registered on a registration statement on Form S-8 a total of 1,114,846 shares of Common Stock reserved for issuance under the Company's Long-Term Incentive Compensation Plan, of which options for 290,507 shares have been exercised as of July 1, 1996 or will be exercised by Selling Stockholders in connection with this offering. The remaining 824,339 shares, when and if issued, would be freely tradeable (unless acquired by an affiliate of the Company, in which case they would be subject to volume and other limitations under Rule 144). The Directors, executive officers and the Selling Stockholders beneficially holding an aggregate of 2,820,884 shares of Common Stock as of July 1, 1996 (excluding shares offered hereby), have entered into lock-up agreements with the Underwriters pursuant to which such stockholders have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent to Robertson, Stephens & Company. However, Robertson, Stephens & Company may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Upon expiration or early termination of the lock-up period, these shares will be eligible for immediate sale, subject in certain cases to volume and other limitations under Rule 144. See "Shares Eligible for Future Sale" and "Underwriting."

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTITAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE LAW

  The Company's Board of Directors has the authority to issue shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company. In addition, certain provisions of the Company's Certificate of Incorporation and By-Laws and of Delaware law could have the effect of delaying, deterring or preventing a change in control of the Company. See "Description of Capital Stock--Preferred Stock" and "--Antitakeover Effects of Provisions of the Certificate of Incorporation, By-Laws and Delaware Law."

HOLDING COMPANY STRUCTURE

  The Company derives substantially all of its operating income and cash flows from its subsidiary. The Company relies on dividends and other distributions from its subsidiary to generate the funds necessary to meet its obligations. The ability of the Company's subsidiary to make such distributions is subject to, among other things, applicable state laws and the terms of the subsidiary's credit facility. Claims of creditors of the Company's subsidiary, including trade creditors, will generally have priority as to the assets of such subsidiary over the claims of the Company. See "Description of Capital Stock-- Recapitalization."

                              RECENT DEVELOPMENTS

  On January 2, 1996, the Company entered into a distribution agreement with Total Care Technologies, Inc. ("TCT") to distribute a staff scheduling software product known as ESP for Windows ("ESP"). The agreement provides the Company with exclusive territorial rights in the United States healthcare market for an initial term of 26 months with the option to renew thereafter. ESP is a Windows-based client/server product that assists users in managing the complex staffing issues for numerous clinical and operational areas, including nursing, dietary/food service, housekeeping, clinical technician services, surgical services and physical and occupational therapy. The Company's minimum royalty commitment to TCT over the initial 26-month term of the agreement is approximately $1.5 million. To date, the Company has licensed eight copies of TCT's staff scheduling software.

  On March 22, 1996, the Company entered into a license agreement with FlexiInternational Software, Inc. ("FLEXI") that allows the Company to incorporate the FLEXI general ledger and accounts payable applications into the Company's products for distribution in the United States healthcare market. The Company has an exclusive right to sell the FLEXI applications in the United States upon meeting certain sales levels. FLEXI products are Windows-based client/server products that operate in both the Windows NT and UNIX environments. The Company's minimum royalty commitment to FLEXI over the initial four year term of the agreement is approximately $2.0 million.

  On May 28, 1996, the Company completed the Matkon Aquisition for a cash purchase price of approximately $13.9 million. The Matkon division develops, markets, installs and services a line of hospital materials management software products which primarily run on a UNIX platform. The Matkon division has an installed base of approximately 270 acute care hospitals. The Company recorded charges of $8,453,000 in the quarter ended June 30, 1996 for acquired in-process technology in connection with the Matkon Acquisition. See "Consolidated Pro Forma Financial Information" and "Selected Financial Data."

                                USE OF PROCEEDS

  The net proceeds from the sale of the 900,000 shares of Common Stock offered hereby by the Company are estimated to be approximately $18,411,000 ($23,744,000 if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $22.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. The Company expects to use the net proceeds of this offering for general corporate purposes. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies. However, the Company has no agreements or commitments with respect to any such transaction. Pending such uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                          PRICE RANGE OF COMMON STOCK

  The Common Stock began trading publicly on the Nasdaq National Market on October 20, 1995 under the symbol "ESIX". The following table sets forth, for the periods indicated, the range of high and low closing sales prices for the Common Stock as reported by Nasdaq:

      QUARTER ENDED                                         HIGH     LOW
      -------------                                        ------- -------
      December 31, 1995 (from October 20, 1995)........... $37 3/4 $17 3/4
      March 31, 1996...................................... $30 1/2 $23
      June 30, 1996....................................... $39 5/8 $27 1/4

  On July 24, 1996, the closing sales price of the Common Stock as reported on the Nasdaq National Market was $22 per share. On July 1, 1996, there were approximately 81 registered holders of the Common Stock.

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on its capital stock. The Company currently anticipates that all of its earnings will be retained for development of the Company's business, and does not anticipate paying any cash dividends (other than intercompany dividends) in the foreseeable future. Future cash dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Board of Directors may deem relevant.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) as of June 30, 1996 and (ii) as adjusted to reflect the receipt and application of the net proceeds from the sale of 900,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $22.00 per share and the exercise by Selling Stockholders of options to purchase 108,625 shares of Common Stock in connection with this offering. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                               JUNE 30, 1996
                                                              -----------------
                                                                          AS
                                                              ACTUAL   ADJUSTED
                                                              -------  --------
                                                               (in thousands)
Long-term debt............................................... $   --   $   --
Stockholders' equity:
  Preferred Stock, $.01 par value; 1,000,000 authorized
   shares; no shares issued and outstanding..................     --       --
  Common Stock, $.01 par value; 30,000,000 authorized shares;
   7,519,581 shares issued and outstanding; 8,528,206 issued
   and outstanding as adjusted(1)............................      75       85
  Additional paid-in capital.................................  39,352   58,305
  Retained earnings (accumulated deficit)(2).................  (2,367)  (2,367)
  Deferred compensation......................................     (76)     (76)
                                                              -------  -------
    Total stockholders' equity...............................  36,984   55,947
                                                              -------  -------
      Total capitalization................................... $36,984  $55,947
                                                              =======  =======

- --------
(1) Includes 108,625 shares subject to stock options to be exercised by Selling Stockholders in connection with this offering. Excludes 720,790 shares of Common Stock issuable upon the exercise of additional stock options outstanding as of July 1, 1996, at a weighted average exercise price of $10.87 per share, and 103,549 shares of Common Stock reserved for grant of future options or direct issuances under the Company's Long-Term Incentive Compensation Plan. See "Management--Compensation Pursuant to Plans."
(2) Includes charges of $8,453,000 for acquired in-process technology in connection with the Matkon Acquisition.

                 CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

  The accompanying consolidated pro forma financial information gives effect to the Matkon Acquisition. The consolidated pro forma statement of operations for the fiscal year ended December 31, 1995 combines the audited consolidated statement of operations of the Company for the fiscal year ended December 31, 1995 with the audited statement of revenues and expenses of the Matkon division for the twelve-month period ended November 30, 1995 as if the Matkon Acquisition had occurred at January 1, 1995. The pro forma statement of operations for the six-month period ended June 30, 1996 combines the unaudited consolidated pro forma statement of operations of the Company for the six-month period ended June 30, 1996 with the unaudited statement of revenues and expenses of the Matkon division for the six-month period ended May 31, 1996 as if the Matkon Acquisition had occurred at January 1, 1995. The transaction has been accounted for as a purchase and appropriate adjustments have been made to the consolidated pro forma statements of operations to reflect the transaction at the beginning of the respective periods combined. The consolidated pro forma financial information presented below is not necessarily indicative of the operating results which would have been achieved had the Matkon Acquisition occurred at the beginning of the periods presented or of results to be achieved in the future.

                CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1995
                                  (unaudited)

                               COMPANY       MATKON     PRO FORMA
                             CONSOLIDATED   DIVISION   ADJUSTMENTS   PRO FORMA
                             DECEMBER 31, NOVEMBER 30,    DEBIT     DECEMBER 31,
                                 1995       1995(1)    (CREDIT)(2)      1995
                             ------------ ------------ -----------  ------------
                                   (in thousands, except per share data)
Revenues
  Software.................    $16,104       $1,497                   $17,601
  Services.................     16,498        3,810                    20,308
  Hardware.................        646        1,782                     2,428
                               -------       ------                   -------
    Total revenues.........     33,248        7,089                    40,337
Operating costs and
 expenses
  Software development.....      7,536          937       $ 500 (a)     8,973
  Service and support......     10,742        2,152                    12,894
  Hardware.................        786        1,885                     2,671
  Sales and marketing......      8,832        1,246                    10,078
  Administration...........      3,887          372         390 (b)     4,649
                               -------       ------                   -------
    Total operating costs
     and
     expenses..............     31,783        6,592                    39,265
                               -------       ------                   -------
Income from operations.....      1,465          497                     1,072
Interest income (expense),
 net.......................         17          --          144 (c)      (127)
                               -------       ------                   -------
Income before income taxes.      1,482          497                       945
Income taxes (benefit).....        682          --         (215)(d)       467
                               -------       ------                   -------
Net income.................    $   800       $  497                   $   478
                               =======       ======                   =======
Net income per share.......    $  0.13                                $  0.08
                               =======                                =======
Weighted average shares
 outstanding...............      6,279                                  6,279
                               =======                                =======

- --------
See accompanying footnotes on following page.

                CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

                        SIX MONTHS ENDED JUNE 30, 1996
                                  (unaudited)

                                      COMPANY     MATKON   PRO FORMA
                                    CONSOLIDATED DIVISION ADJUSTMENTS  PRO FORMA
                                      JUNE 30,   MAY 31,     DEBIT     JUNE 30,
                                      1996(3)    1996(1)  (CREDIT)(2)    1996
                                    ------------ -------- -----------  ---------
                                       (in thousands, except per share data)
Revenues
 Software..........................   $ 9,860     $  686                $10,546
 Services..........................    10,454      1,936                 12,390
 Hardware..........................       729        748                  1,477
                                      -------     ------                -------
   Total revenues..................    21,043      3,370                 24,413
Operating costs and expenses
 Software development..............     4,043        490     $250(a)      4,783
 Service and support...............     6,577      1,077                  7,654
 Hardware..........................       739        846                  1,585
 Sales and marketing...............     5,507        717                  6,224
 Administration....................     3,114        153      195(b)      3,462
 Acquired in-process technology....     8,453        --                   8,453
                                      -------     ------                -------
   Total operating costs and
    expenses.......................    28,433      3,283                 32,161
Income (loss) from operations......    (7,390)        87                 (7,748)
Interest income (expense), net.....       467        --       289(c)        178
                                      -------     ------                -------
Income (loss) before income taxes..    (6,923)        87                 (7,570)
Income taxes (benefit).............    (2,646)       --      (260)(d)    (2,906)
                                      -------     ------                -------
Net income (loss)..................   $(4,277)    $   87                $(4,664)
                                      =======     ======                =======
Net loss per share.................   $(0.57)                           $ (0.63)
                                      =======                           =======
Weighted average shares
 outstanding.......................     7,459                             7,459
                                      =======                           =======

- --------
(1) On May 28, 1996, the Company completed the Matkon Acquisition for a cash purchase price of approximately $13.9 million. The Matkon Acquisition has been reflected as though such transaction occurred on January 1, 1995. The expected purchase price allocation includes approximately $8.4 million of acquired in-process technology and $1.7 million of purchased software. The allocation of purchase price represents an estimate of the fair values of assets acquired and liabilities assumed including estimated professional fees and other acquisition expenses expected to be incurred. The allocation is subject to change and is not necessarily indicative of the ultimate purchase price allocation. The charge for the acquired in-process technology of approximately $8.4 million is not reflected in the Consolidated Pro Forma Statement of Operations for the year ended December 31, 1995. Such amount is a charge to earnings in the period of acquisition.
(2) The consolidated pro forma financial information is based on the following assumptions and adjustments:
  (a) To conform Matkon's policy of capitalizing certain software development expenses to the Company's method of software capitalization.
  (b) To reflect the amortization of the excess of cost over net assets acquired and other intangible assets.
  (c) To reduce interest income related to cash payments made for the acquisition.
  (d) To reflect the net income tax benefit relating to the adjustments discussed above using an effective tax rate of 40%.
(3) The Company's consolidated statement of operations for the six months ended June 30, 1996 includes revenues and net income of $797,000 and $204,000, respectively, related to the results of the operations of the Matkon division during the period from May 29, 1996 to June 30, 1996.

                            SELECTED FINANCIAL DATA

  The statements of operations data for the years ended December 31, 1993, 1994 and 1995, and the balance sheet data at December 31, 1994 and 1995 are derived from the audited consolidated financial statements included elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes thereto. The statements of operations data for the years ended December 31, 1991 and 1992 are derived from unaudited financial statements not included herein. The statements of operations data for the six-month periods ended June 30, 1995 and 1996 and the balance sheet data at June 30, 1995 and 1996 are derived from unaudited consolidated financial statements that include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                      SIX MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                 JUNE 30,
                          ------------------------------------------- ------------------
                           1991     1992     1993     1994     1995     1995      1996
                          -------  -------  -------  -------  ------- --------  --------
                                    (in thousands, except per share data)
STATEMENTS OF OPERATIONS
 DATA:
Revenues
 Software...............  $ 6,669  $ 7,304  $ 9,065  $11,762  $16,104 $  6,988  $  9,860
 Services...............    7,740    8,567   10,653   12,343   16,498    7,240    10,454
 Hardware...............    1,394    1,153      709      607      646      212       729
                          -------  -------  -------  -------  ------- --------  --------
   Total revenues.......   15,803   17,024   20,427   24,712   33,248   14,440    21,043
Operating costs and
 expenses
 Software development...    3,088    3,505    4,237    6,377    7,536    3,376     4,043
 Service and support....    4,907    5,607    7,187    8,629   10,742    5,133     6,577
 Hardware...............    1,218    1,112      717      682      786      269       739
 Sales and marketing....    3,537    3,347    4,455    5,984    8,832    4,249     5,507
 Administration.........    1,979    2,107    2,545    2,878    3,887    1,831     3,114
 Acquired in-process
  technology............      --       --       --       --       --       --      8,453
                          -------  -------  -------  -------  ------- --------  --------
   Total operating costs
    and expenses........   14,729   15,678   19,141   24,550   31,783   14,858    28,433
                          -------  -------  -------  -------  ------- --------  --------
Income (loss) from
 operations.............    1,074    1,346    1,286      162    1,465     (418)   (7,390)
Interest income
 (expense), net.........      (93)    (132)    (198)    (114)      17      (81)      467
                          -------  -------  -------  -------  ------- --------  --------
Income (loss) before
 income taxes...........      981    1,214    1,088       48    1,482     (499)   (6,923)
Income taxes (benefit)..      451      455      339       20      682     (139)   (2,646)
                          -------  -------  -------  -------  ------- --------  --------
Net income (loss).......  $   530  $   759  $   749  $    28  $   800 $   (360) $ (4,277)
                          =======  =======  =======  =======  ======= ========  ========
Net income (loss) per
 share..................  $  0.11  $  0.16  $  0.15  $  0.01  $  0.13 $  (0.07) $  (0.57)
                          =======  =======  =======  =======  ======= ========  ========
Shares used in computing
 net income (loss) per
 share(1)...............    4,756    4,711    4,886    5,383    6,279    5,525     7,459
                          =======  =======  =======  =======  ======= ========  ========
                                       DECEMBER 31,                       JUNE 30,
                          ------------------------------------------- ------------------
                           1991     1992     1993     1994     1995     1995      1996
                          -------  -------  -------  -------  ------- --------  --------
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $ 1,806  $ 1,665  $ 1,901  $ 1,588  $11,403 $  1,079  $  2,601
Working capital.........    1,776    3,303    3,046    4,924   30,368    4,279    20,427
Total assets............    6,849    9,963   12,842   15,752   48,926   15,518    45,553
Long-term debt, less
 current portion........    2,029    1,057      291      --       --       --        --
Total stockholders'
 equity.................    1,680    2,769    5,028    8,737   40,406    8,349    36,984

- --------
(1)Computed on the basis described in Note 2 of Notes to Consolidated Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Enterprise was founded in 1981. The Company develops, markets, installs and services an integrated suite of application software products that assist healthcare providers in managing their operations. The Company derives its revenues from software licenses, installation services, ongoing support, maintenance and enhancement services, product education, consulting and the sale of computer hardware. While the Company's customers currently consist primarily of large acute care hospitals (hospitals with 150 or more beds), it has increased its efforts to penetrate other healthcare provider markets, in particular, small hospitals (hospitals with less than 150 beds) and alternate site facilities such as outpatient clinics, ambulatory surgery centers and specialty laboratories.

  The selling cycle for the Company's software products has generally ranged from six to twelve months, culminating with the signing of a license agreement. These agreements provide for up-front fees for each of a system's components, including the software license, installation services, initial product education and hardware (if required), as well as annual fees for ongoing support, maintenance and enhancements. Payment terms for up-front fees generally provide for remittances upon contract signing, software load, initial operational use and post-installation review. The agreements typically provide for a minimum of one year of support, maintenance and enhancement fees, renewable annually. Generally, fees for support and maintenance are billed monthly, while enhancement fees are billed annually. The Company also offers continuing product education and on-site consulting services.

  Software revenues consist of software license fees. Services revenues consist of (i) up-front fees for software installation and initial product education,
(ii) annual fees for ongoing support, maintenance and enhancements and (iii) fees for continuing product education and consulting services. Revenues from software licensing and installation services are recognized as the installation services are performed. Ongoing support, maintenance and enhancement revenue is recognized ratably over the time periods covered by the service agreements. The Company recognizes education and consulting revenue as the services are performed.

RESULTS OF OPERATIONS

  The following table sets forth revenue and expense items as a percentage of total revenues, and the percentage change in dollar amounts of such items from period to period.

                                               SIX
                                             MONTHS             PERCENT
                            YEAR ENDED        ENDED       INCREASE/(DECREASE)
                           DECEMBER 31,     JUNE 30,       OVER PRIOR PERIOD
                          ----------------  -----------   -------------------------
                          1993  1994  1995  1995   1996    1994      1995     1996
                          ----  ----  ----  ----   ----   ------    ------   ------
Revenues
 Software...............   45%   48%   48%   49%    47%       30%       37%      41%
 Services...............   52    50    50    50     50        15        34       44
 Hardware...............    3     2     2     1      3       (14)        6      244
                          ---   ---   ---   ---    ---
 Total revenues.........  100   100   100   100    100        31        35       46
Operating costs and
 expenses
 Software development...   21    26    23    23     19        50        18       20
 Service and support....   35    35    32    35     31        20        24       28
 Hardware...............    3     3     2     2      4        (5)       15      175
 Sales and marketing....   21    24    27    29     26        34        48       30
 Administration.........   12    11    12    13     15        13        35       70
 Acquired in-process
  technology............   --    --    --    --     40        --        --        *
                          ---   ---   ---   ---    ---
 Total operating costs
  and expenses..........   92    99    96   102    135        28        29       91
                          ---   ---   ---   ---    ---
Income (loss) from
 operations.............    8     1     4    (2)   (35)      (87)        *        *
Interest income
 (expense), net.........   (1)   --    --    (1)     2         *         *        *
                          ---   ---   ---   ---    ---
Income (loss) before
 income taxes...........    7     1     4    (3)   (33)      (96)        *        *
Income taxes (benefit)..    2    --     2    (1)   (13)      (94)        *        *
                          ---   ---   ---   ---    ---
Net income (loss).......    5%    1%    2%   (2)%  (20)%     (96)%       *        *
                          ===   ===   ===   ===    ===

- --------
  *Not meaningful.

Revenues

  The Company derives its revenues from software licenses, installation services, ongoing support, maintenance and enhancement services, product education, consulting and the sale of computer hardware. Total revenues for the first half of 1996 were $21,043,000, an increase of $6,603,000 or 46%, as compared to $14,440,000 for the same period in 1995. Total revenues from all sources for 1995 were $33,248,000, an increase of $8,536,000 or 35% from 1994 total revenues of $24,712,000. Total revenues in 1994 increased $4,285,000 or 21% over 1993 revenues of $20,427,000.

  Software. Software revenues for the first half of 1996 increased $2,872,000, or 41%, as compared to the same period of 1995. In 1995, software revenues were $16,104,000, a 37% increase over 1994. From 1993 to 1994, software revenues increased 30% from $9,065,000 to $11,762,000. The increases are primarily attributable to expansion of the Company's sales force and marketing efforts.

  Services. Services revenues for the first half of 1996 increased $3,214,000, or 44%, as compared to the first half of 1995. Services revenues in 1995 increased 34% over 1994 to $16,498,000, and 1994 services revenues of $12,343,000 represented an increase of 15% over 1993 services revenues. The increase in services revenues is related to the increase in software revenues coupled with an increase in consulting services revenues and growth in recurring support fees.

  Hardware. Hardware revenues for the first half of 1996 increased $517,000 as compared to the first half of 1995. Hardware revenues in 1995 increased $39,000 or 6% over 1994 to $646,000. From 1993 to 1994, hardware revenues declined $102,000. Prior to 1995, hardware revenues had declined over time as customers had increasingly elected to purchase personal computer equipment from other sources. The increases in hardware revenues in 1995 and the first six months of 1996 are principally attributable to sales of TouchScan, which was introduced in 1995.

Costs and Expenses

  Software Development. Software development expenses for the first half of 1996 increased $667,000, or 20%, as compared to the first half of 1995. Software development expenses increased to $7,536,000 in 1995 from $6,377,000 in 1994 and $4,237,000 in 1993. The increases in these expenses are primarily related to development work on new releases of each of the Company's product lines and the ongoing conversion of its DOS-based products to a Windows-based platform. For the first six months of 1996, software development expenses decreased as a percentage of total revenues from the year earlier period, however, because a larger percentage of development effort was related to new products, rather than enhancement of existing products, more software development expenditures were capitalized in that period.

  The Company capitalized $666,000 and $338,000 of software development costs, net of related amortization expense, for the six months ended June 30, 1996 and 1995 and $624,000, $538,000 and $335,000 in 1995, 1994 and 1993,
respectively, in accordance with Statement of Financial Accounting Standards No. 86. Capitalized software development costs are amortized over the estimated life of the related products (up to four years). Amounts capitalized, net of amounts amortized, represent 14% and 9% of total software development expenditures for the six months ended June 30, 1996 and 1995 and 8%, 8% and 7% for 1995, 1994 and 1993, respectively.

  Service and Support. Service and support expenses for the first half of 1996 increased $1,444,000, or 28%, as compared to the first half of 1995. Service and support expenses increased to $10,742,000 in 1995 from $8,629,000 in 1994 and $7,187,000 in 1993. The increases in these expenses are primarily attributable to the hiring of additional implementation personnel and related travel. As a percentage of total revenues, service and support expenses decreased from 35% in 1994 and 1993 to 32% in 1995.

  Hardware. Hardware costs for the first half of 1996 increased $470,000, as compared to the first half of 1995. Hardware costs were $786,000, $682,000 and $717,000 in 1995, 1994 and 1993, respectively. The fluctuations in hardware costs are attributable to the proportionate fluctuations in hardware revenues in each year.

  Sales and Marketing. Sales and marketing expenses for the first half of 1996 increased $1,258,000, or 30%, as compared to the first half of 1995. Sales and marketing expenses increased to $8,832,000 in 1995 from $5,984,000 in 1994 and $4,455,000 in 1993. The increases in these expenses are primarily attributable to the expansion of the Company's sales force and related sales support and marketing activities.

  Administration. Administration expenses for the first half of 1996 increased $1,283,000, or 70%, as compared to the first half of 1995. The increase in administration expenses is a result of an increase in administrative services personnel, public company related expenses, amortization of intangible assets acquired in the Matkon Acquisition and the provision for bad debts, which has increased with the increase in revenues. Administration expenses increased to $3,887,000 in 1995 from $2,878,000 in 1994 and $2,545,000 in 1993. The increases in administration expenses in these periods are primarily a result of additions to the management team and investments in the Company's telecommunications and computer infrastructure.

  Acquired In-Process Technology. The Company recorded nonrecurring charges of $8,453,000 in the quarter ended June 30, 1996 for acquired in-process technology in connection with the Matkon Acquisition. See "Consolidated Pro Forma Financial Information."

  Interest. Prior to its initial public offering in 1995, the Company borrowed primarily to finance seasonal working capital needs. A portion of the proceeds from the initial public offering was used to repay all outstanding debt. Net interest income for the first half of 1996 was $467,000, as compared to net interest expense of $81,000 in the first half of 1995. The increase in net interest income in 1996 was primarily attributable to the investment of a portion of the initial public offering proceeds in interest-bearing securities.

  Income Taxes. For the first half of 1996, the income tax benefit was $2,646,000, compared to an income tax benefit of $139,000 in the first half of 1995. The Company incurred income tax expense of $682,000 (effective rate of 46%) in 1995, $20,000 (effective rate of 42%) in 1994 and $339,000 (effective rate of 31%) in 1993. The increase in the effective rate in 1995 is attributable to the incurrence of a greater proportion of nondeductible travel-related expenses.

QUARTERLY RESULTS OF OPERATIONS

  The Company's quarterly results of operations have been seasonal, with a greater proportion of the Company's revenue and operating profitability occurring in the second half of the year. This seasonality is primarily attributable to (i) hospital budgeting practices that are characterized by a disproportionately larger amount of spending in the second half of the year and (ii) the Company's sales force compensation program, which is based significantly on achieving sales quotas by the end of September.

  The following table sets forth certain unaudited quarterly financial data for each of the ten quarters ending with the quarter ended June 30, 1996. In the opinion of management, this unaudited data contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the results of operations for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                              THREE MONTHS ENDED
                          -------------------------------------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30,
                            1994     1994     1994      1994     1995     1995     1995      1995     1996     1996
                          -------- -------- --------- -------- -------- -------- --------- -------- -------- --------
                                                   (in thousands, except per share amounts)
Revenues
 Software...............   $2,373   $2,328   $2,877    $4,184   $3,406   $3,582   $3,835   $ 5,281   $4,284  $ 5,576
 Services...............    2,886    2,842    3,105     3,510    3,333    3,907    4,305     4,953    4,922    5,532
 Hardware...............       93      124      154       236       71      141      102       332      391      338
                           ------   ------   ------    ------   ------   ------   ------   -------   ------  -------
 Total revenues.........    5,352    5,294    6,136     7,930    6,810    7,630    8,242    10,566    9,597   11,446
Operating costs and
 expenses
 Software development...    1,390    1,401    1,725     1,861    1,558    1,818    2,110     2,050    1,933    2,110
 Service and support....    2,005    2,239    2,225     2,160    2,452    2,681    2,784     2,825    2,782    3,795
 Hardware...............       85      145      168       284       76      193      105       412      369      370
 Sales and marketing....    1,283    1,614    1,277     1,810    2,133    2,116    2,150     2,433    2,594    2,913
 Administration.........      697      640      667       874      861      970      953     1,103    1,579    1,535
 Acquired in-process
  technology............      --       --       --        --       --       --       --        --       --     8,453
                           ------   ------   ------    ------   ------   ------   ------   -------   ------  -------
 Total operating costs
  and expenses..........    5,460    6,039    6,062     6,989    7,080    7,778    8,102     8,823    9,257   19,176
                           ------   ------   ------    ------   ------   ------   ------   -------   ------  -------
Income (loss) from
 operations.............     (108)    (745)      74       941     (270)    (148)     140     1,743      340   (7,730)
Interest income
 (expense), net.........      (57)     (14)      (5)      (38)     (46)     (35)     (69)      167      276      191
                           ------   ------   ------    ------   ------   ------   ------   -------   ------  -------
Income (loss) before
 income taxes...........     (165)    (759)      69       903     (316)    (183)      71     1,910      616   (7,539)
Income taxes (benefit)..      (67)    (233)      19       301      (88)     (51)      28       793      260   (2,906)
                           ------   ------   ------    ------   ------   ------   ------   -------   ------  -------
Net income (loss).......   $  (98)  $ (526)  $   50    $  602   $ (228)  $ (132)  $   43   $ 1,117   $  356  $(4,633)
                           ======   ======   ======    ======   ======   ======   ======   =======   ======  =======
Net income (loss) per
 share..................   $(0.02)  $(0.10)  $ 0.01    $ 0.11   $(0.04)  $(0.02)  $ 0.01   $  0.15   $ 0.04  $ (0.62)
                           ======   ======   ======    ======   ======   ======   ======   =======   ======  =======
Shares used in computing
 net income (loss) per
 share..................    4,943    5,240    5,338     5,383    5,524    5,525    5,520     7,420    8,030    7,510
                           ======   ======   ======    ======   ======   ======   ======   =======   ======  =======

  The following table sets forth, as a percentage of revenue, certain unaudited quarterly financial data:

                                                              THREE MONTHS ENDED
                          -------------------------------------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30,
                            1994     1994     1994      1994     1995     1995     1995      1995     1996     1996
                          -------- -------- --------- -------- -------- -------- --------- -------- -------- --------
Revenues
 Software...............     44%      44%       47%      53%      50%      47%       47%      50%      45%      49%
 Services...............     54       54        51       44       49       51        52       47       51       48
 Hardware...............      2        2         2        3        1        2         1        3        4        3
                            ---      ---       ---      ---      ---      ---       ---      ---      ---      ---
 Total revenues.........    100      100       100      100      100      100       100      100      100      100
Operating costs and
 expenses
 Software development...     26       26        28       23       23       24        26       19       20       18
 Service and support....     37       42        36       27       36       35        34       27       29       33
 Hardware...............      2        3         3        4        1        3         1        4        4        4
 Sales and marketing....     24       31        21       23       31       27        26       23       27       25
 Administration.........     13       12        11       11       13       13        11       11       16       13
 Acquired in-process
  technology............     --       --        --       --       --       --        --       --       --       75
                            ---      ---       ---      ---      ---      ---       ---      ---      ---      ---
 Total operating costs
  and expenses..........    102      114        99       88      104      102        98       84       96      168
                            ---      ---       ---      ---      ---      ---       ---      ---      ---      ---
Income (loss) from
 operations.............     (2)%    (14)%       1%      12%      (4)%     (2)%       2%      16%       4%     (68)%
                            ===      ===       ===      ===      ===      ===       ===      ===      ===      ===
Net income (loss).......     (2)%    (10)%       1%       8%      (3)%     (2)%       1%      11%       4%     (40)%
                            ===      ===       ===      ===      ===      ===       ===      ===      ===      ===

LIQUIDITY AND CAPITAL RESOURCES

  Prior to its initial public offering in 1995, the Company met its capital needs through a combination of cash flow from operations and proceeds from issuance of Common Stock in 1993 ($1.1 million) and 1994 ($3.5 million). The seasonality of the Company's business has historically necessitated the use of short-term borrowings at various times during the year. The Company currently has an $18 million unsecured revolving credit line bearing interest at LIBOR plus 1.25% to 1.75%, which is available to fund short-term liquidity needs and other general corporate purposes. As of July 22, 1996, the Company had no outstanding borrowings under the line of credit.

  On October 25, 1995, the Company completed an initial public offering of its Common Stock. The initial public offering resulted in net proceeds to the Company of approximately $31,282,000. Management believes that the net proceeds from this offering, together with existing cash and cash equivalents, cash flow from operations and borrowings under its line of credit, will be sufficient to meet the Company's currently anticipated working capital and capital expenditure requirements for at least the next twelve months.

  On May 28, 1996, the Company completed the Matkon Acquisition for a cash purchase price of approximately $13.9 million. The Matkon division develops, markets, installs and services a line of hospital materials management software products which primarily run on a UNIX platform. The Matkon Acquisition resulted in declines in cash and investment securities, and increases in a number of asset accounts reflecting the acquisition of tangible and intangible assets. Increases in prepaid and deferred income taxes arise as a result of the tax benefits from the write-off of acquired in-process technology. See "Recent Developments."

  The Company has no outstanding material purchase commitments. The Company is obligated to make minimum royalty payments in the aggregate amount of approximately $3.5 million under certain license agreements, of which approximately $400,000 has been paid. See "Recent Developments."

  The Company does not believe that inflation has had a material impact on its results of operations.

PENDING ACCOUNTING STANDARD

  In accordance with Statement of Financial Accounting Standards No. 123, the Company will continue to measure compensation cost for stock options using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock issued to Employees." The disclosure requirements of Statement No. 123 will be incorporated into the December 31, 1996 financial statements.

                                    BUSINESS

  The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

GENERAL

  Enterprise is a healthcare information services company that develops, markets, installs and services an integrated suite of application software products that assist healthcare providers in managing their operations. These resource management systems, which are sold primarily to acute care hospitals, focus on cost containment and address a broad range of non-clinical management needs, including materials management, operating room logistics, patient and staff scheduling and financial management. The Company's healthcare information systems operate on personal computer networks and make extensive use of electronic data interchange ("EDI"), enabling its customers to redesign their resource management functions to enhance efficiency and productivity.

INDUSTRY BACKGROUND

  Healthcare spending in the United States in 1995 is estimated to have exceeded $1 trillion. In recent years, governmental and market-driven reform initiatives have produced significant pressures on healthcare providers to control costs. In the past, the financial risk of healthcare delivery was principally absorbed by third-party payors, and providers were not focused on cost containment. Through managed care and provider capitation arrangements, the economic risk of healthcare delivery is shifting from payors to providers. In order to manage this risk, providers are being forced to change the way that they operate and are increasingly focused on measuring and controlling the cost of delivering care. The shifting of risk has also encouraged consolidation among healthcare providers and the emergence of integrated healthcare organizations in order to achieve economies of scale and operating efficiencies. See "Risk Factors--Uncertainty and Consolidation in Healthcare Industry."

  The Company believes that a significant need exists for information systems that address the operational aspects of healthcare delivery. To date, there has been a lack of emphasis on integrated information systems that effectively manage these operational costs, which the Company believes constitute a majority of providers' overall costs. Most existing healthcare information systems address the billing and clinical aspects of healthcare delivery. Without the necessary information, it has been difficult for healthcare managers to allocate efficiently their resources--people, supplies, facilities, equipment and services--or to understand their costs. These tasks have been made more difficult by the operating complexity caused by provider consolidation and the emergence of integrated healthcare organizations.

THE ENTERPRISE SOLUTION

  Enterprise has developed information systems that address the operational aspects of healthcare delivery. The Company offers an integrated suite of resource management systems that assist users in more efficiently managing people, supplies, facilities, equipment and services. These systems enable healthcare providers to (i) improve productivity through the redesign and automation of operational processes and (ii) obtain the information necessary to measure and control costs. The Company's current product offerings address materials management, operating room logistics, organization-wide patient and staff scheduling and financial management, areas which the Company believes offer significant opportunities for productivity improvement and cost savings.

  The Company's systems can be easily integrated with a wide variety of third-party products. The Company has developed more than two hundred interfaces for sharing critical information among its applications and other healthcare information systems. These interfaces ensure that the Company's systems may be integrated into a healthcare provider's management information systems environment, thereby eliminating the need to enter the same data more than once for use in different applications.

STRATEGY

  The Company's objective is to continue to be a leading provider of resource management systems by aggressively using technology to enable healthcare providers to manage resources, redesign processes and reduce costs. See "Risk Factors." The Company's strategy includes the following key elements:

  Develop and Acquire New Products; Enhance Existing Products. The Company intends to continue to strengthen existing product lines and expand into additional operational management areas. This includes (i) developing and acquiring new technologies and resource management products that complement existing product lines, (ii) converting the Company's remaining DOS-based products to a Windows platform, (iii) enhancing system functionality to better address the needs of integrated healthcare organizations and (iv) developing additional interfaces with other software products. See "Recent Developments."

  Leverage Existing Customer Base. The Company's existing customer base includes approximately 1,000 acute care hospitals, of which approximately 270 were added as customers when the Company acquired the Matkon division. See "Recent Developments." Most of the Company's existing customers do not currently use the Company's entire suite of products. Because of its high customer retention rate, the Company believes that many of these customers are candidates for additional components of its product suite and for upgrades to Windows versions with enhanced functionality. Of those customers (other than customers of the Matkon division) which have purchased the Company's current products since January 1, 1991, more than 98% remained customers at July 1, 1996.

  Increase Penetration in Hospital Market. The Company believes a significant opportunity exists to penetrate further the approximately 2,900 large acute care hospitals in the United States and Canada. The Company also believes a significant opportunity now exists with the approximately 3,100 small hospitals in the United States and Canada. The Company has expanded its direct sales force and increased its marketing efforts to capitalize on these opportunities and has established sales teams focused on these targeted markets.

  Expand Presence in Alternate Site Markets. The Company intends to expand its limited presence in alternate site markets, including outpatient clinics, ambulatory surgery centers and specialty laboratories. Accordingly, the Company has expanded its sales force and is in the process of developing strategic relationships with medical product suppliers. See "Recent Developments."

  Develop Additional Distribution Channels. The Company has entered into joint marketing agreements with group purchasing organizations and hospital management organizations and intends to pursue similar agreements with certain healthcare information system resellers and medical product suppliers. These agreements typically provide for these organizations to recommend the Company's products on a preferred or exclusive basis.

PRODUCTS

  The Company's major product lines include materials management, operating room logistics, organization-wide patient and staff scheduling and financial management. Generally, the Company's products are personal computer-based and utilize either a DOS or Windows platform, linked by a number of network operating systems, including Novell and Microsoft Windows NT. The software acquired in the Matkon Acquisition primarily operates on mini computers using a UNIX platform. The Company's products are modular in design, share a common database, and may be used independently or bundled together in order to provide an integrated resource management system solution that enables healthcare managers to improve efficiency and obtain the information needed to make strategic decisions regarding resource utilization. The Company's systems follow the American National Standards Institute (ANSI) HL7 and X12 standards to exchange data with other software.

 The following table describes the product lines currently offered by the
Company:

                                                                                  INSTALLED
    PRODUCT LINE         PRODUCTS                     DESCRIPTION                   BASE
- -------------------------------------------------------------------------------------------
  Materials         NOVA                DOS-based product used to manage sup-
   Management                           plies from purchase to point-of-use,
                                        streamlining acquisition and distribu-       484
                                        tion through use of electronic requisi-
                                        tioning, EDI and just-in-time inventory
                                        management.
                ---------------------------------------------------------------------------
                    Nova.IDN            Windows-based version of NOVA, enhanced
                                        to address the more complex financial,         *
                                        security and access issues faced by in-
                                        tegrated delivery networks.
                ---------------------------------------------------------------------------
                    TouchScan           Windows-based, point-of-use supply man-
                                        agement system providing just-in-time
                                        inventory management, cost by patient         14
                                        and procedure, automated patient charg-
                                        ing and EDI.
                ---------------------------------------------------------------------------
                    TS2000              Windows-based point-of-use supply man-
                                        agement system specifically tailoring          7
                                        TouchScan functionality for specialty
                                        laboratories.
                ---------------------------------------------------------------------------
                    Corporate           Windows-based product that accumulates
                     Communications     and analyzes purchasing information
                      System            throughout a healthcare system to im-          3**
                                        prove purchase contract negotiation and
                                        compliance.
                ---------------------------------------------------------------------------
                    MATKON 2000         UNIX-based materials management product
                                        which streamlines acquisition and dis-
                                        tribution of supplies through the use        132
                                        of electronic requisitioning, EDI and
                                        just-in-time inventory management.
                ---------------------------------------------------------------------------
                    Interkon            UNIX-based system which accumulates and
                                        disseminates supply contract informa-          5
                                        tion to buying group members.
- -------------------------------------------------------------------------------------------
  Financial         TITAN               DOS-based accounts payable management
   Management                           product, providing electronic invoice        287
                                        receipt, automated invoice matching and
                                        electronic payment capabilities.
                ---------------------------------------------------------------------------
                    Titan.IDN           Windows-based accounts payable and gen-        1**
                                        eral ledger system with EDI capability.
- -------------------------------------------------------------------------------------------
  Operating Room    ORBIT               DOS-based operating room management
   Logistics                            system, which automates scheduling,          340
                                        physician preference lists, supply man-
                                        agement and procedure charting.
                ---------------------------------------------------------------------------
                    Win/ORBIT           Windows-based operating room scheduling       31
                                        product.
- -------------------------------------------------------------------------------------------
  Scheduling        Enterprise Schedul- Windows-based, enterprise-wide patient
                     ing                scheduling system incorporating clini-
                                        cal sequencing protocols and enabling         20
                                        centralized or decentralized schedul-
                                        ing.
                ---------------------------------------------------------------------------
                    ESP for Windows     Windows-based, enterprise-wide staff
                                        scheduling which serves as a master
                                        scheduler with a staff demographic da-         1**
                                        tabase that supports an unlimited num-
                                        ber of work areas and staff positions.

 *Currently in beta-testing.
 **Product introduced in 1996.

CUSTOMER SERVICE AND SUPPORT

  The Company provides its customers with a range of services that begin prior to product implementation and continue for the duration of their use. Service and support helps customers realize the benefits offered by the Company's software solutions and provides the Company with a significant base of recurring revenue. The services offered by the Company are priced separately and include the following:

  Network Verification and Design. Prior to the installation of the Company's software, customers normally contract for a network analysis, which includes a survey of the customer's existing information systems, hardware and networks.

  Implementation Services. The Company offers implementation services at the time of a software purchase, including: (i) loading of the software, (ii) analysis to identify required interfaces with other applications and the conversion, where necessary, of data from existing systems into the required formats and (iii) hands-on education.

  Customer Education. The Company regularly conducts a wide range of product educational seminars at its headquarters. More than 1,000 customer representatives attended Company seminars in 1995.

  Service and Support. The Company provides customer service and support after installation of the software. Included with basic service is 24-hour, toll-free access to customer support personnel.

  Consulting. The Company provides on-site project management, including cost-benefit analysis, system optimization review and, in some instances, long-term staff management functions in an outsourcing capacity.

CUSTOMERS

  The Company's customers include healthcare providers and medical products suppliers located throughout the United States and in Canada. As of July 1, 1996, the Company had approximately 1,000 healthcare provider customers using one or more of its systems, of which 270 were added as customers when the Company acquired the Matkon division in 1996. Of those customers (other than customers of the Matkon division) which have purchased the Company's current products since January 1, 1991, more than 98% remained customers at July 1, 1996. In addition, approximately 90 suppliers have contracted with the Company to maintain electronic data interchange with providers. No single customer accounted for more than 5% of the Company's revenues in either of the last two fiscal years.

  Historically, the Company has focused its marketing efforts on the large hospital market, which comprises the substantial majority of its customer base. More recently, the Company has expanded its marketing efforts to include small hospitals and alternate site providers such as outpatient clinics, ambulatory surgery centers and specialty laboratories. The Company's potential customers in the United States and Canada include approximately: (i) 2,900 large acute care hospitals (hospitals with 150 or more beds), (ii) 3,100 small hospitals (hospitals with less than 150 beds), (iii) 7,000 outpatient clinics,
(iv) 2,100 freestanding ambulatory surgery centers and (v) 8,400 hospital-based and free-standing specialty laboratories. Because the Company has limited experience in non-hospital markets, it may find that significant modifications to its products are necessary before they become useful to a customer or that product pricing may have to be adjusted downward. See "Risk Factors--Inability to Expand into New Markets."

SALES AND MARKETING

  The Company sells its products and services through a direct sales force located throughout the United States and in Canada that is organized according to market segments. These segments include large hospitals, small hospitals and clinics, specialty laboratories and groups and healthcare networks. The sales cycle of the Company's systems and products varies substantially from customer to customer and typically requires six to twelve months.

  Large Hospitals. The large hospital sales team consists of five sales managers, twenty-eight sales representatives and eleven sales specialists who assist in the more technical aspects of the sales process. These sales representatives are responsible for selling additional components of the Company's product suite to existing customers as well as selling the entire product suite to large hospital prospects.

  Small Hospitals, Clinics, Ambulatory Surgery Centers and Specialty Laboratories. The small hospital, clinic and ambulatory surgery center sales team consists of a sales manager and eight sales representatives. Although the Company has a number of existing customers in this segment, this market is a new focus for the Company. Increasingly, potential customers are affiliated with a healthcare network or group purchasing organizations, thereby enabling the Company to pursue small hospitals and clinics more cost effectively. This team also intends to focus on sales of the Company's point-of-use resource management product to specialty laboratories.

  Groups and Healthcare Networks. The group and healthcare network sales team is made up of a sales manager and two sales representatives. They are responsible for developing business relationships between the Company and those groups and networks that either own hospitals or exercise influence over procurement decisions for their member institutions.

  The Company has been named a preferred vendor by a number of group purchasing organizations, including AllHealth, Health Services Corporation of America, Horizon Healthcare, Inc., Healthcare Services of New England, Quorum Health Resources, Inc., and University Hospital Consortium Services Corporation, all of which provide group purchasing management services to healthcare providers. Pursuant to these preferred vendor agreements, various systems sold by the Company are endorsed by the group purchasing organizations as the preferred or exclusively recommended product in a category. There are more than 1,900 hospital members in these organizations. In addition, the Company intends to pursue similar agreements with certain healthcare information system resellers and medical product suppliers.

  To support its sales force, the Company conducts comprehensive marketing programs that include direct mail, focus groups, user conferences, site visits and customer seminars. Decision makers for the Company's offerings are well identified. Therefore, direct marketing techniques are emphasized to raise marketplace awareness, influence decisions and generate qualified leads. The marketing group consists of one manager and a staff of eight. Customer seminars are periodically sponsored in association with Microsoft Corporation ("Microsoft") as part of its "Solution Provider" relationship with the Company. Through this Solution Provider relationship, the Company has been granted licenses to use Microsoft systems and applications products, server products, development tools products and pre-release software in order to assist the Company in providing comprehensive computer solutions to its customers.

BACKLOG

  As of June 30, 1996, the Company had approximately $24 million of backlog (defined as unrecognized up-front fees pursuant to signed contracts) for software and services that had not yet been delivered, of which $4 million of backlog is attributable to the Matkon division, as compared to $13 million of backlog as of June 30, 1995. These backlog amounts do not include revenues related to annual support, maintenance and enhancement, continuing education fees and hardware. Based upon its experience, the Company anticipates that a majority of the backlog will be completed within the next twelve months. However, the Company is unable to predict with any degree of accuracy the amount of revenue it will achieve from its backlog in any particular quarter because the length of the implementation cycle is dependent to a great extent on factors outside the Company's control. These factors include the date on which the installation starts (which the customer may delay), the amount of internal resources that a customer commits to the installation process, the availability of customer hardware, the structure and size of databases which need to be converted and the number of interfaces with other information systems. See "Risk Factors--Variable Quarterly Operating Results; Seasonality" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT DEVELOPMENT AND TECHNOLOGY

  The Company's product development strategy is directed at increasing the functionality and performance of current products, adapting its products for other healthcare market segments, integrating its products with products from other healthcare software vendors and creating new products. The Company uses several methods to identify new product opportunities and enhancements to current products, including (i) targeted focus groups to collect feedback on specific requirements, (ii) co-development arrangements with specific customers and (iii) user conferences to achieve broad consensus on market needs.

  Through the use of co-development arrangements, the Company believes that it is able to release products that better address current market demands. Representative co-development partners have included Covenant Healthcare System, Inc., Harris Methodist Health Systems, Rex Healthcare Services and Stanford Health Services.

  The Company is currently converting its NOVA and TITAN products from DOS to a Windows client/server platform using an SQL database. Nova.IDN, the Windows-based version of NOVA, is currently in beta-testing. Its Enterprise Scheduling and TouchScan products already operate in this environment. In addition, the functions of the Company's ORBIT product will be incorporated into Enterprise Scheduling. See "Risk Factors--Product Conversions to Windows."

  Generally, the Company's software operates on IBM-compatible personal computers, using either a DOS or Windows platform, linked by a number of network operating systems, including Novell and Microsoft Windows NT. The software acquired in the Matkon Acquisition primarily operates on mini computers using a UNIX platform. The Company's products are modular in design, share common database elements and may be used independently or together. The Company's systems follow the American National Standards Institute (ANSI) HL7 and X12 standards to exchange data with other software.

  All new products are being developed with a three-tiered, client/server architecture, using object-oriented methodologies and the C++ programming language. The new products are designed to run on 32-bit Microsoft Windows environments and various SQL databases. See "Risk Factors--Ability to Develop New Software Products; Rapid Technological Change" and "--New Product Acceptance."

COMPETITION

  The market for healthcare information systems is intensely competitive. The competitive factors affecting the market for the Company's software and services include: vendor and product reputation, availability of products on preferred computer and communications platforms, scalability, integration with other applications, functionality and features, ease-of-use, quality of support, documentation and training, product quality and performance, product innovation, price and the effectiveness of marketing and sales efforts. The relative importance of each of these factors depends upon the market segment. Certain of the Company's competitors have significantly greater financial, technical, research and development and marketing resources. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sale and support of their products than the Company. In addition, consolidation in the healthcare information systems industry may permit the Company's competitors to have access to increased financial and administrative resources, greater technological capabilities and to realize other operational efficiencies and competitive advantages. Moreover, purchasers may prefer to buy computer systems from a single source provider. Because the Company focuses exclusively on healthcare resource information systems (as opposed to clinical or billing systems), it cannot serve as the sole source of computer software for healthcare organizations. The Company believes that its experience, its use of technology to create innovative solutions, its reputation for customer service and its ability to bring products to market faster than its competition through joint development partnerships with key customers will enable the Company to compete effectively in its marketplace. See "Risk Factors--Competition."

PROPRIETARY RIGHTS AND LICENSES

  The Company depends significantly upon proprietary technology. The Company relies on a combination of copyright, trade secret and trademark laws, confidentiality procedures and nondisclosure and other contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company believes that, because of the rapid pace of innovation within the computer software industry, factors such as the technological and creative skills of its personnel, frequent product enhancements and ongoing reliable product maintenance and support are more important in establishing and maintaining a leadership position within the industry than are the various legal protections of its technology. See "Risk Factors--Dependence on Proprietary Technology; Risks of Infringement."

  Typically, the Company distributes its products under software license agreements that grant a customer a nonexclusive, nontransferable license to use the Company's products for the customer's internal operation at designated sites. In general, the license agreements require the Company to deposit the source code for its software products in an escrow that may be accessed by the customer in the event of the Company's liquidation, dissolution or bankruptcy, or if the Company fails to cure a material breach of contract.

  The Company uses the "TouchScan" name under an agreement with a third party. This agreement does not provide for the Company's use of the name in the specialty laboratory market. Consequently, the Company sells its point-of-use resource management product in this market under the name "TS2000."

GOVERNMENTAL REGULATION

  The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare providers. Many federal and state legislators have announced that they intend to propose programs to reform the United States healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the environment in which providers operate. Healthcare providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including investments in the Company's products and related services. See "Risk Factors--Uncertainty and Consolidation in the Healthcare Industry."

LEGAL PROCEEDINGS

  The Company is not currently involved in any material legal proceedings.

EMPLOYEES

  As of July 1, 1996, the Company had 413 full-time employees, of which 70 were in sales and marketing, 106 in product development, 189 in customer services and 48 in administration. None of the Company's employees is represented by a labor union, and the Company is not aware of any organizational efforts on behalf of any labor unions involving the Company's employees.

FACILITIES

  The Company leases approximately 59,000 square feet of space at its corporate headquarters located in Wheeling, Illinois, pursuant to leases which expire on December 31, 2001 with renewal options through December 31, 2006 and approximately 12,100 square feet of space in Overland Park, Kansas pursuant to a sublease which expires on June 1, 1997.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The Company's executive officers and directors are as follows:

            NAME              AGE                    POSITION
            ----              ---                    --------
Glen E. Tullman.............. 37  Chief Executive Officer and Director
Joseph E. Carey.............. 38  President and Secretary
David B. Mullen.............. 45  Chief Financial Officer
Steven M. Katz............... 46  Chief Operating Officer
David A. Carlson............. 44  Executive Vice President, Business Development
Stanley A. Crane............. 47  Executive Vice President, Software Engineering
James H. Ray................. 54  Senior Vice President, Finance and Treasurer
Thomas R. Hutchison(1)(2).... 55  Chairman of the Board and Director
Thomas R. Pirelli............ 48  Director
Robert A. Compton(2)......... 40  Director
Bernard Goldstein(1)(2)...... 65  Director
M. Fazle Husain(1)........... 32  Director

- --------
(1) Member of Compensation Committee of the Board of Directors.
(2) Member of Audit Committee of the Board of Directors.

  Glen E. Tullman has served as a Director of the Company since March 1993 and as Chief Executive Officer since October 1994. From 1983 to 1994, Mr. Tullman was employed by CCC Information Services Inc., a computer software company servicing the insurance industry, most recently as President and Chief Operating Officer. He serves on the board of directors of Insurance Auto Auctions, Inc. Mr. Tullman holds a B.A. degree from Bucknell University and a degree from St. Antony's College, Oxford University, Oxford, England.

  Joseph E. Carey has served as President of the Company since April 1993 and has served as Secretary since November 1994. From 1987 to April 1993, Mr. Carey held various management positions with the Company in product management and operations. From 1986 to 1987, he was employed by BioTechnica Diagnostics, Inc. as Director of Finance and Administration. From 1980 to 1986, he was employed by Ernst & Young LLP, most recently as Audit Manager. Mr. Carey holds a B.B.A. degree from the University of Notre Dame and an M.B.A. degree from the University of Chicago.

  David B. Mullen has served as Chief Financial Officer of the Company since January 1995. From 1983 to 1995, Mr. Mullen was employed in various positions by CCC Information Services Inc., including Vice Chairman, President and Chief Financial Officer. Prior to that, he was employed by Ernst & Young LLP. Mr. Mullen holds an A.B. degree from Princeton University and an M.B.A. degree from the University of Pennsylvania.

  Steven M. Katz has served as Chief Operating Officer of the Company since November 1994. From December 1993 to November 1994, Mr. Katz was employed by CCC Information Services Inc. as President of its Insurance Division. From January 1993 to December 1993, he was employed as Chief Operating Officer by Melson Technologies, Inc., a computer software company serving the real estate industry. From 1990 to December 1992, Mr. Katz was employed by LPC/A Pitney Bowes Co., a direct-marketing computer software company, most recently as President. Prior to that, Mr. Katz held various positions with Xerox Corporation and IBM. Mr. Katz holds a B.S. degree in Economics from the University of Illinois.

  David A. Carlson, a co-founder of the Company, has served as Executive Vice President, Business Development of the Company since November 1994. Since the Company's inception, Mr. Carlson has held various management positions with the Company, including Executive Vice President, Strategic Alliances; Chief Operating Officer; and Senior Vice President, Software Development. Mr. Carlson serves as a founding Director of the Health Level 7 (HL7) International Standards Organization.

  James H. Ray, has served as Treasurer of the Company since 1987 and as Senior Vice President, Finance of the Company since January 1995. From 1987 to January 1995, Mr. Ray served as Chief Financial Officer of the Company. Mr. Ray holds a B.S. degree from the University of Illinois.

  Stanley A. Crane has served as Executive Vice President, Software Engineering of the Company since July 1995. From February 1995 to May 1995, Mr. Crane was employed by Global Village Communications, a computer software company, as Director of Software. Additionally, from December 1994 to June 1995, Mr. Crane provided Internet consulting services to IBM and Network Computing Devices, Inc. From March 1993 to November 1994, Mr. Crane was employed by Lotus Development Corporation, a computer software company, most recently as Senior Director of Research and Development. From December 1991 to February 1993, he was employed by WordStar International, Inc., a computer software company, most recently as Vice President of Research and Development. From July 1989 to November 1991, Mr. Crane was employed by Ashton-Tate, Inc., a computer software company, most recently as Director of Product Development for DBASE IV. Mr. Crane holds a B.A. degree from Fort Lewis College and an M.A. degree from the University of Wyoming.

  Thomas R. Hutchison has been a Director of the Company since June 1983 and has served as Chairman of the Board since July 1995. He serves as Chairman and Chief Executive Officer of Hawkeye Argus, Inc., a private company with diversified investments. From 1964 until August 1, 1995, Mr. Hutchison was employed by Merrill Lynch and Co., Inc., most recently as First Vice President--Private Client Group.

  Thomas R. Pirelli, a co-founder of the Company, has served as a Director of the Company since 1981. From 1981 to December 1995, Mr. Pirelli held various positions with the Company, including Chairman of the Board, Chief Executive Officer and President. In December 1995, Mr. Pirelli resigned as an officer and terminated his employment with the Company. See "Management--Severance Agreement." Prior to founding the Company, Mr. Pirelli served as a Director of Information Systems for American Hospital Supply Corporation. Mr. Pirelli holds a B.S.E. degree from Princeton University.

  Robert A. Compton has served as a Director of the Company since May 1993. Since 1988, Mr. Compton has been a general partner of CID Equity Partners I, L.P. and a general partner of CID Equity Partners II, L.P. (collectively, "CID"). From 1985 to 1988, he served as an investment manager with First Chicago Venture Capital. Mr. Compton serves as a Director of Sofamor Danek Group, Inc., a medical devices manufacturer, and as a director of six private companies. Mr. Compton is also a Director of the Ewing Marion Kauffman Foundation.

  Bernard Goldstein has served as a Director of the Company since March 1993. Mr. Goldstein has been Managing Director of Broadview Associates, L.P., an investment banking firm, since 1979. See "Certain Transactions." Mr. Goldstein currently serves as a Director of Apple Computer, Inc. where he is the Chairman of the Audit Committee. Mr. Goldstein also serves as a Director of SPSS, Inc., Sungard Data Systems, Inc. and Franklin Electronic Publishers, Inc. He is Past President of The Information Technology Association of America.

  M. Fazle Husain has served as a Director of the Company since August 1994. Mr. Husain is a Vice President of Morgan Stanley & Co. Incorporated, an investment banking firm ("Morgan Stanley") where he has been employed since 1991, and of the Managing General Partner of certain partnerships affiliated with Morgan Stanley which beneficially own Common Stock of the Company. Mr. Husain was also employed at Morgan Stanley from 1987 until 1989. Mr. Husain serves on the Board of Directors of several private healthcare and healthcare information technology companies. Mr. Husain received an Sc.B. in Chemical Engineering from Brown University and an MBA from the Harvard Graduate School of Business Administration.

  The Board of Directors of the Company may consist of up to nine members and is divided into three classes with staggered three-year terms. Currently, the Board of Directors consists of six persons and each class consists of two directors. Messrs. Husain and Hutchison serve in the class whose term expires on the date of the annual meeting of stockholders next following the end of fiscal 1996; Messrs. Pirelli and Tullman serve in the class whose term expires on the date of the annual meeting of stockholders next following the end of fiscal 1997; and Messrs. Goldstein and Compton serve in the class whose term expires on the date of the annual meeting of stockholders next following the end of fiscal 1998. The executive officers of the Company are elected at each annual meeting of the Board of Directors and serve at the discretion of the Board of Directors.

  Two of the Company's current Directors, Messrs. Compton and Husain, were nominated and elected to the Company's Board of Directors prior to the Company's initial public offering in accordance with certain investment and related agreements. See "Management--Compensation Committee Interlocks and Insider Participation."

DIRECTOR COMPENSATION

  Directors who are not executive officers of the Company are paid a fee of $1,000 for each board meeting attended in person and are reimbursed for travel expenses incurred in connection with attending meetings. Directors are not entitled to additional fees for serving on committees of the Board of Directors. Pursuant to the terms of the formula program of the Company's Long Term Incentive Plan, each current director of the Company who was not otherwise employed by the Company when he became a director automatically was granted an option to purchase 15,000 shares of Common Stock upon his initial election to the Board of Directors. These options vest in three annual installments of 5,000 shares each. Messrs. Goldstein, Hutchison and Tullman each received options to purchase 15,000 shares of Common Stock, all of which have vested. These options are exercisable at $4.57 per share. When CID became a principal stockholder in April 1993, it acquired the right to appoint a nominee to the Company's Board of Directors. Upon election of its nominee, Mr. Compton, CID was granted an option to purchase 15,000 shares of Common Stock, all of which are now vested. These options are exercisable at $4.57 per share. When Morgan Stanley became a principal stockholder in March 1994, it also acquired the right to appoint a nominee to the Company's Board of Directors. Upon the election of such nominee (who has since resigned and been replaced by Mr. Husain), Morgan Stanley was granted an option to purchase 15,000 shares of Common Stock, 5,000 of which vested on April 21, 1995 and April 21, 1996 and 5,000 of which will vest on April 21, 1997. These options are exercisable at $5.60 per share. Pursuant to the terms of the formula program of the Company's Long-Term Incentive Compensation Plan, each director of the Company appointed in the future who is not otherwise employed by the Company automatically will be granted an option to purchase 5,000 shares of Common Stock upon his or her initial election to the Board of Directors. The option will vest in three equal annual installments. See "Management--Compensation Pursuant to Plans" and "Certain Transactions."

EXECUTIVE COMPENSATION

  The following table sets forth compensation with respect to the annual and long-term compensation earned by the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer during the years ended December 31, 1995 and December 31, 1994 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                        ANNUAL COMPENSATION      COMPENSATION
                                   ----------------------------- ------------
                                                                   OPTIONS
NAME AND PRINCIPAL        FISCAL                    OTHER ANNUAL    (# OF        ALL OTHER
POSITION                   YEAR     SALARY   BONUS  COMPENSATION   SHARES)    COMPENSATION(1)
- ------------------        ------   -------- ------- ------------ ------------ ---------------
Glen E. Tullman(2)......   1995    $200,000 $42,000       --           --            --
 Chief Executive Officer   1994(2)   50,000   1,000    $3,000(3)   144,846           --
Joseph E. Carey.........   1995     132,000  27,720       --        17,500           --
 President                 1994     121,000  45,980       --           --         $7,653
David B. Mullen.........   1995(4)  160,410  28,072       --        77,500           --
 Chief Financial Officer
Steven M. Katz..........   1995     170,000  29,750       --        17,500           --
 Chief Operating Officer   1994(5)   22,558     451       --        55,000           --
David A. Carlson .......   1995     120,900  16,322       --        12,500           --
 Executive Vice
 President                 1994     113,400  36,288       --           --          7,601
 Business Development

- --------
(1) These amounts represent contributions to the Company's Employee Stock Ownership Plan (the "ESOP"). The ESOP was merged into the Company's 401(k) Savings Plan in October 1995. No contributions to the ESOP have been made since 1994, although forfeitures by existing participants will cause additions to other participants, including certain of the Named Executive Officers. See "Management--Compensation Pursuant to Plans."
(2) Mr. Tullman's salary and bonus in 1994 reflect amounts paid from the commencement of his employment with the Company in October 1994 through fiscal year ended December 31, 1994.
(3) Mr. Tullman earned $3,000 as an outside director of the Company prior to his employment.
(4) Mr. Mullen became the Company's Chief Financial Officer in January 1995.
(5) Mr. Katz' salary and bonus in 1994 reflect amounts paid from the commencement of his employment with the Company in November 1994 through the fiscal year ended December 31, 1994.

STOCK OPTIONS

  The following table contains information concerning the stock option grants made to each of the Named Executive Officers in 1995:

                                                                  POTENTIAL
                                                               REALIZABLE VALUE
                                                              AT ASSUMED ANNUAL
                                                                   RATES OF
                                                                 STOCK PRICE
                                                               APPRECIATION FOR
                               INDIVIDUAL GRANTS                OPTION TERM(2)
                   ------------------------------------------ ------------------
                   NUMBER OF   % OF TOTAL
                   SECURITIES   OPTIONS   EXERCISE
                   UNDERLYING  GRANTED TO  PRICE
                    OPTIONS    EMPLOYEES    PER    EXPIRATION
                   GRANTED(1)   IN 1995    SHARE      DATE       5%       10%
                   ----------  ---------- -------- ---------- -------- ---------
Glen E. Tullman..       --         --         --         --        --        --
Joseph E. Carey..     7,500        4.4%    $ 5.93   06/15/05  $210,483 $ 509,585
                     10,000                 25.00   12/22/05
David B. Mullen..    55,000(3)    19.5       5.93   01/23/05   494,207 1,228,603
                      7,500                  5.93   06/15/05
                     10,000                 25.00   12/22/05
Steven M. Katz...     7,500        4.4       5.93   06/15/05   210,483   509,585
                     10,000                 25.00   12/22/05
David A. Carlson.     7,500        3.1       5.93   06/15/05   131,871   310,367
                      5,000                 25.00   12/22/05

                       OPTION GRANTS IN LAST FISCAL YEAR

- --------
(1) Generally, options granted under the Company's Long-Term Incentive Compensation Plan become exercisable over a three-year period at the rate of 33% per year and have ten-year terms so long as the optionee's employment with the Company continues. All options were granted at fair market value as determined by the Board of Directors of the Company on the date of grant with the exception of the options that were granted in June 1995. After the June 1995 options were granted, the Company determined that the fair market value of these options were $8.00 at the time of grant, rather than $5.93. Accordingly, the Company has recorded an adjustment for compensation expenses, but the exercise price has not been changed.
(2) Future value of current-year grants assuming appreciation in the market value of the Common Stock of 5% and 10% per year over the ten-year option period. The actual value realized may be greater than or less than potential realizable values set forth in the table.
(3) Mr. Mullen's option to purchase 55,000 shares of Common Stock provides for vesting in four equal annual installments beginning on January 23, 1995.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth information concerning option holdings for 1995 with respect to each of the Named Executive Officers. No options were exercised by the Named Executive Officers in 1995:

   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                    OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                 DECEMBER 31, 1995       DECEMBER 31, 1995(1)
                             ------------------------- -------------------------
                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             ----------- ------------- ----------- -------------
Glen E. Tullman(2)..........   67,938       91,908     $1,682,837   $2,264,980
Joseph E. Carey.............   40,000       37,500      1,037,200      757,875
David B. Mullen.............   13,750       63,750        337,837    1,280,287
Steven M. Katz..............   27,500       45,000        675,675      914,950
David A. Carlson............   33,334       29,166        864,351      643,924

- --------
(1) Value of unexercised options equals fair market value at December 31, 1995 (market price $30.50) of a share of Common Stock into which the option can be converted, less exercise price, times the number of options outstanding.
(2) Does not include options to purchase 144,846 shares of issued and outstanding Common Stock from Thomas R. Pirelli, of which options to purchase 57,938 shares are currently exercisable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the fiscal year ended December 31, 1995, the Compensation Committee of the Board of Directors consisted of Messrs. Hutchison, Goldstein and Tullman until February 1995. Mr. Husain, a Director and a Vice President with Morgan Stanley, one of the Company's principal stockholders, replaced Mr. Tullman as a member of the Compensation Committee in February 1995. Mr. Tullman has served as Chief Executive Officer of the Company since October 1994.

  On April 30, 1993, the Company entered into an Investment Agreement with CID Ventures, L.P., and CID Equity Capital III, L.P. (collectively, the "CID Investors"). On March 31, 1994, the Company entered into an Investment Agreement with Morgan Stanley Venture Investors, L.P., Morgan Stanley Venture Capital Fund II, L.P., and Morgan Stanley Venture Capital Fund II, C.V. (collectively, the "Morgan Investors"). Pursuant to these investment agreements, the Company issued 218,818 shares of Common Stock in April 1993 to the CID Investors at a price of $4.57 per share for an aggregate purchase price of $999,998.26 and 642,857 shares of Common Stock in March 1994 to the Morgan Investors at a price of $5.60 per share for an aggregate purchase price of $3,599,999.20. On April 30, 1993, the Company also sold 54,704 shares of Common Stock for an aggregate purchase price of $249,997.28 ($4.57 per share) to Mr. Goldstein, a Director of the Company. In addition, the Company, the CID Investors, the Morgan Investors and others entered into an Amended and Restated Registration Rights Agreement dated March 31, 1994, pursuant to which the CID and Morgan Investors have been granted certain demand and piggyback registration rights. See "Description of Capital Stock--Registration Rights." Messrs. Compton and Husain were nominated and elected to the Company's Board of Directors prior to the Company's initial public offering in accordance with these investment and related agreements.

  The Company entered into an agreement with Broadview Associates, L.P. ("Broadview"), effective as of February 1, 1996, pursuant to which Broadview agreed to: (i) study the Company's existing corporate strategy; (ii) help establish acquisition transaction criteria consistent with the Company's goals; (iii) develop suggested target candidates; (iv) screen target candidates under consideration against agreed criteria; (v) make approaches and introductions to target candidates; and (vi) help negotiate and structure transactions. The current term of this agreement expired on June 30, 1996. Pursuant to the agreement, the Company paid Broadview a fee of $380,000 in connection with the Matkon Acquisition. Bernard Goldstein, a Director of the Company and a member of the Compensation Committee, is a Managing Director of Broadview.

EMPLOYMENT AGREEMENTS

  Messrs. Tullman, Carey, Mullen, Katz and Carlson have employment agreements with the Company. The agreements fix each of the officers' base compensation and provide for reimbursement of travel and other expenses in connection with such officers' employment. In general, the agreements provide for annual bonuses of up to 40% of the officer's salary upon attaining certain performance objectives (such as total revenues and operating income) determined by the Board of Directors at the beginning of the calendar year. The initial term of the agreements expire on August 31, 1996, are renewable for successive periods of one year after expiration of the initial term and are terminable by the Company with cause, as defined in the employment agreements. Upon termination by the Board of Directors without cause, the executive will be entitled to receive a payment equal to his then current annual base salary, in addition to all compensation earned but unpaid as of the date of termination. If so terminated, the Company will be obligated to pay the following amounts to the Named Executive Officers: Mr. Tullman, $220,000; Mr. Carey, $170,000; Mr. Mullen, $200,000; Mr. Katz, $190,000; and Mr. Carlson, $135,000. In addition, if employment of any officer is terminated by the Company within twelve months of a change in control, the executive will be entitled to the following additional benefits: (i) any options to purchase Common Stock, which would otherwise be nonvested, will immediately vest, (ii) 100% of the bonus to which he would have otherwise been entitled had he been employed on the last day of the calendar year (and then been terminated) and (iii) payment of his health insurance premiums for the duration of the COBRA continuation period. These employment agreements also contain confidentiality and noncompetition provisions for the terms set forth in each agreement.

SEVERANCE AGREEMENT

  On January 9, 1996, the Company entered into a severance agreement with Thomas R. Pirelli (the "Severance Agreement"). Pursuant to the Severance Agreement, Mr. Pirelli terminated his employment with the Company. As a severance payment, the Company agreed to pay Mr. Pirelli $200,000, plus $19,682 as accrued bonus for 1993 and 1994 and $30,000 as a bonus for 1995. In consideration for such payment, Mr. Pirelli agreed to a general release of all claims against the Company, a covenant not to sue and an agreement not to solicit any of the Company's employees through December 31, 1997. Until January 9, 1998, Mr. Pirelli is subject to noncompetition covenants contained in his original employment agreement with the Company.

COMPENSATION PURSUANT TO PLANS

  Long-Term Incentive Compensation Plan. The Board of Directors has adopted the Enterprise Systems, Inc. Long-Term Incentive Compensation Plan (the "Long-Term Plan"), which was an amendment and restatement of the Company's 1993 Stock Option Plan. The purpose of the Long-Term Plan is to promote the interests and enhance the value of the Company by linking the personal interests of its employees and directors with those of its stockholders, by inducing individuals of outstanding ability and potential to join and remain with the Company, by encouraging and enabling eligible employees and directors to acquire proprietary interests in the Company, and by providing the participating employees and directors with an additional incentive to promote the success of the Company.

  Awards under the Long-Term Plan may be in the form of stock options (including both incentive stock options that meet the requirements of Section 422 of the Internal Revenue Code and nonqualified stock options), stock awards, restricted stock grants, stock appreciation rights ("SARs") and performance shares (collectively, "Awards"). The Long-Term Plan also includes the formula program. The formula program provides for the automatic grant of options to purchase shares of Common Stock to nonemployee directors of the Company. Pursuant to the terms of the formula program, each director of the Company who is not otherwise employed by the Company automatically will be granted an option to purchase 5,000 shares of Common Stock upon his or her initial election to the Board. The option will vest in three annual installments, with the first such installment to vest on the first anniversary of the option grant date.

  Awards will be evidenced by a written agreement, setting forth the terms and conditions of that Award, which need not be identical for each Award. Any Award issued under the Long-Term Plan that is forfeited, expired or terminated prior to vesting or exercise will again become available for grant under the Plan.

  The Long-Term Plan is administered by the Compensation Committee (the "Committee"). The Committee has discretion to determine which "key employees" and "key non-employees" (non-employee directors, consultants or independent contractors) will be recipients of Awards under the Long-Term Plan, and to establish the terms, conditions and limitations of each Award (subject to the terms of the Long-Term Plan and the applicable provisions of the Internal Revenue Code), including the type and amount of the Award, the number of shares of Common Stock to be subject to any Award of options or restricted stock, or the amount of cash or rights to be included in an Award, the exercise price of any options, and the date or dates upon which options become exercisable or upon which any restrictions applicable to any Award lapse. The Committee also has full power to construe and interpret the Long-Term Plan and the Awards granted under the Long-Term Plan, and to establish rules and regulations necessary or advisable for its administration. The determination of the Committee with respect to any matter under the Long-Term Plan to be acted upon by the Committee is conclusive and binding.

  Awards under the Long-Term Plan may be granted only to key employees and key non-employees of the Company and its subsidiaries. The Committee determines whether a particular employee or non-employee qualifies as a key employee or non-employee. Awards also may be granted to a prospective employee, conditioned upon such person becoming an employee. Members of the Committee are not eligible for Awards while serving on the Committee, unless the Award is made pursuant to a formula that states the amount and price of the Common Stock to be awarded to the members of the Committee and specifies the timing of the Award.

  The maximum number of shares of Common Stock which may be issued and sold under the Long-Term Plan, subject to adjustment, is 1,114,846 shares. As of July 1, 1996, participants in the Long-Term Plan held options to purchase an aggregate of 829,415 shares of Common Stock at per share exercise prices ranging from $4.57 to $38.50, with a weighted average exercise price per share of $10.11. As of July 1, 1996, no shares of Common Stock have been issued pursuant to restricted stock awards and a total of 103,549 shares of Common Stock remain available for issuance under the Plan. In general, options automatically vest upon a change in control of the Company depending on the terms of each individual grant.

  401(k) Savings Plan. The Enterprise Systems, Inc. 401(k) Savings Plan (the "401(k) Plan") is a tax qualified "cash or deferred" plan under Section 401(k) of the Internal Revenue Code in which all of the Company's employees, including executive officers, are eligible to participate after completing three months of service. Participants are able to defer up to 15% of their salary (to a maximum of $9,500 in 1996, as adjusted annually) to be contributed to a trust fund and invested, at the participant's election, in equity or fixed income investments offered by the administrator of the 401(k) Plan. The Company has the discretion to match a percentage of the contributions made to the 401(k) Plan in any year. In 1996, the Company will match 25% of the first $1,000 of salary contributed by each employee, not to exceed a maximum annual contribution of $250 by the Company. The employees' contributions are fully vested and nonforfeitable at all times. A participant's contributions become distributable upon the participant's retirement, death, disability or other termination of employment and, under certain emergency circumstances, may be distributed during employment.

  In October 1995, the Company merged its ESOP into the 401(k) Plan with account balances from the ESOP transferring to the 401(k) Plan. The trustee of the 401(k) Plan is appointed from time to time by the Board of Directors and currently is Emjay Corporation (the "Trustee"). Shares of Common Stock that have been allocated to participants under the ESOP and which remain as part of their account balances in the 401(k) Plan will be voted by the Trustee in accordance with directions from each participant. Any allocated Common Stock with respect to which voting directions are not given will be voted by the Trustee.

                              CERTAIN TRANSACTIONS

  On April 30, 1993, the Company entered into an Investment Agreement with CID Ventures, L.P., and CID Equity Capital, L.P. (collectively, "CID Investors"). On March 31, 1994, the Company entered into an Investment Agreement with Morgan Stanley Venture Investors, L.P., Morgan Stanley Venture Capital Fund II, L.P., and Morgan Stanley Venture Capital Fund II, C.V. (collectively, the "Morgan Investors"). Pursuant to these investment agreements, the Company issued 218,818 shares of Common Stock in April 1993 to the CID Investors at a price of $4.57 per share for an aggregate purchase price of $999,998.26 and the Company issued 642,857 shares of Common Stock in March 1994 to the Morgan Investors at a price of $5.60 per share for an aggregate purchase price of $3,599,999.20. In addition, the Company, the CID Investors, the Morgan Investors and others entered into an Amended and Restated Registration Rights Agreement, dated March 31, 1994, pursuant to which the CID and Morgan Investors have been granted certain demand and piggyback registration rights. See "Description of Capital Stock--Registration Rights." On April 30, 1993, the Company also sold 54,704 shares of Common Stock for an aggregate purchase price of $249,997.28 ($4.57 per share) to Mr. Goldstein, a Director of the Company. See "Management-- Compensation Committee Interlocks and Insider Participation."

  In April 1993, the Company and ESI Research & Development Limited Partnership (the "Partnership") entered into a letter agreement, pursuant to which the Company purchased from the Partnership all right, title and interest in and to certain capital asset management software for a purchase price of $200,000. Mr. Pirelli, a Director of the Company, was a limited partner with a 7% ownership interest in the Partnership prior to its dissolution in June 1993. The purchase price for this software was based upon a professional valuation.

  On December 29, 1988, the Company made a term loan of approximately $3,100,000 at an interest rate of 8.94% to fund the ESOP. The ESOP serviced the principal and interest requirements on this loan with contributions from the Company. The final payment was made in December 1994. Company contributions to the ESOP amounted to approximately $590,000 and $543,000 for 1993 and 1994, respectively.

  The Company entered into an agreement with Broadview Associates, L.P. ("Broadview"), effective as of February 1, 1996, pursuant to which Broadview agreed to: (i) study the Company's existing corporate strategy; (ii) help establish acquisition transaction criteria consistent with the Company's goals;
(iii) develop suggested target candidates; (iv) screen target candidates under consideration against agreed criteria; (v) make approaches and introductions to target candidates; and (vi) help negotiate and structure transactions. The current term of this agreement expired on June 30, 1996. Pursuant to the agreement, the Company paid Broadview a fee of $380,000 in connection with the Matkon Acquisition. Bernard Goldstein, a Director of the Company and a member of the Compensation Committee, is a Managing Director of Broadview.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of July 1, 1996, and as adjusted to reflect the sale of the shares offered hereby, by: (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock; (ii) each of the Company's Directors; (iii) each of the Named Executive Officers; (iv) all Directors and executive officers of the Company as a group; and (v) the Selling Stockholders. Except as indicated in the footnotes to this table, the Company believes that the persons named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                          BENEFICIAL OWNERSHIP              BENEFICIAL OWNERSHIP
                          PRIOR TO OFFERING(1)    NUMBER OF   AFTER OFFERING(1)
                          -----------------------  SHARES   -----------------------
          NAME              NUMBER      PERCENT    OFFERED    NUMBER      PERCENT
          ----            ------------ ---------- --------- ------------ ----------
Enterprise 401(k)
 Plan(2)................       947,763     12.6%    10,708       937,055     11.0%
Glen E. Tullman(3)......       100,661      1.3     57,938        42,723     *
Joseph E. Carey(4)......        68,426     *        25,000        43,426     *
David B. Mullen(5)......        28,200     *        15,000        13,200     *
Steven M. Katz(6).......        23,525     *        23,125           400     *
David A. Carlson(7).....       143,183      1.9     20,000       123,183      1.4
Thomas R. Hutchison(8)..       115,000      1.5        --        115,000      1.4
Thomas R. Pirelli(9)....     1,586,630     21.1    250,000     1,278,692     15.0
James H. Ray(10)........        50,628     *        15,965        34,663     *
Stanley A. Crane(11)....         8,334     *         3,000         5,334     *
Robert A. Compton(12)...         7,056     *         7,056           --       --
M. Fazle Husain(13).....           --       --         --            --       --
Bernard Goldstein(14)...        87,561      1.2        --         87,561      1.0
CID Equity Capital III,
 L.P.(12)...............        40,188     *        40,188           --       --
CID Ventures, L.P.(12)..        37,312     *        37,312           --       --
Morgan Stanley Venture
 Capital Fund II,
 L.P.(15)...............       652,857      8.7    328,173       324,684      3.8
Duncan-Hurst Capital
 Management, Inc.(16)...       384,680      5.1        --        384,680      4.5
All executive officers
 and directors as a
 group
 (12 persons)...........     2,238,766     28.9    494,584     1,744,182     20.2

- --------
*   Less than 1%
 (1) Applicable percentage of ownership as of July 1, 1996 is based upon 7,519,581 shares of Common Stock outstanding. Applicable percentage ownership after this offering is based upon 8,528,206 shares of Common Stock outstanding, which includes 108,625 shares currently subject to stock options to be exercised by Selling Stockholders in connection with this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and (except as otherwise noted) includes voting and investment power with respect to the shares shown as beneficially owned. Shares of Common Stock subject to options currently exercisable or exercisable on or before August 30, 1996 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
 (2) Includes 20,526, 27,134, 39,975 and 29,828 401(k) Plan shares beneficially owned by Messrs. Carey, Carlson, Pirelli and Ray, respectively. The Trustee of the 401(k) Plan is Emjay Corporation, 725 West Glendale Avenue, Glendale, Wisconsin 53209. See "Management-- Compensation Pursuant to Plans." Of the 10,708 shares being sold by the 401(k) Plan, 5,965 and 2,500 are being sold for the benefit of Messrs. Carey and Ray, respectively.
 (3) Includes options to purchase 73,876 shares of Common Stock, including options to purchase 57,938 shares of Common Stock currently outstanding and held by Thomas R. Pirelli. Mr. Tullman is exercising such option and is offering such shares for sale in this offering.
 (4) Includes options to purchase 47,500 shares of Common Stock and 18,026 shares of Common Stock held in the 401(k) Plan.
 (5) Includes options to purchase 25,000 shares of Common Stock.
 (6) Includes options to purchase 23,125 shares of Common Stock.

 (7) Includes options to purchase 52,500 shares of Common Stock, 27,134 shares of Common Stock held in the 401(k) Plan, and 63,549 shares of Common Stock held in the David A. Carlson Trust dated October 12, 1992.
 (8) Mr. Hutchison serves as the trustee of an irrevocable trust for each of Mr. Pirelli's two daughters and has beneficial ownership of 100,000 shares of Common Stock held in such trusts (the "Pirelli Children Trusts"). Mr. Pirelli is a Director and principal stockholder of the Company.
 (9) Includes 57,938 shares of Common Stock subject to options held by Glen E. Tullman, 39,975 shares of Common Stock held in the 401(k) Plan and 1,537,471 shares of Common Stock held in the Thomas R. Pirelli Trust U/A/D January 26, 1990. In connection with this offering, Mr. Tullman is exercising his option to purchase the 57,938 shares of Mr. Pirelli's Common Stock and therefore such 57,938 shares have been excluded from Mr. Pirelli's share ownership following this offering. Mr. Pirelli disclaims beneficial ownership in the 100,000 shares of Common Stock held in the Pirelli Children Trusts. Mr. Pirelli's address is 909 Oakhurst, Riverwoods, Illinois 60015.
(10) Includes options to purchase 20,000 shares of Common Stock and 29,828 shares of Common Stock held in the 401(k) Plan.
(11) Includes options to purchase 8,334 shares of Common Stock.
(12) Mr. Compton holds 7,056 shares of Common Stock. CID Equity Capital III, L.P. ("CID-III") holds 40,188 shares of Common Stock. CID Ventures, L.P. ("CID-V") holds 22,312 shares of Common Stock and options to purchase 15,000 shares of Common Stock. CID-V is exercising its options to purchase the 15,000 shares of Common Stock and is offering such shares for sale in this offering. Mr. Compton is a general partner of CID Equity Partners I, L.P. ("CID-I"), which is the general partner of CID-V and he is a general partner of CID Equity Partners II, L.P. ("CID-II"), which is the general partner of CID-III. Accordingly, Mr. Compton may be attributed beneficial ownership of the shares owned by CID-V and CID-III. The other general partners of CID-I are John T. Hackett and John C. Alpin. Mr. Compton disclaims beneficial ownership of such shares beyond his ownership interest in CID-I and CID-II. Mr. Compton serves as a director of the Company as a nominee of CID-V and CID-III. The address of Mr. Compton, CID-I, CID-II, CID-III and CID-V is One American Square, Suite 2850, Box 82074, Indianapolis, Indiana 46282.
(13) Mr. Husain disclaims beneficial ownership of the shares held by Morgan Stanley.
(14) Includes options to purchase 15,000 shares of Common Stock.
(15) Includes options to purchase 10,000 shares of Common Stock and 161,266 shares of Common Stock held by Morgan Stanley Venture Investors, L.P. ("MSVI") and 78,713 shares of Common Stock held by Morgan Stanley Venture Capital Fund II, C.V. ("MSCV"). The managing general partner of the general partner of Morgan Stanley Venture Capital Fund II, L.P., MSVI and MSCV is Morgan Stanley Venture Capital II, Inc., a wholly owned subsidiary of Morgan Stanley Group Inc. Mr. Husain serves as a Director of the Company as a nominee of Morgan Stanley Venture Capital Fund II, L.P., MSVI and MSCV. The address of each of Morgan Stanley Venture Capital Fund II, L.P., MSVI and MSCV is 1221 Avenue of the Americas, New York, New York 10020.
(16) The address of Duncan-Hurst Capital Management Inc. is 4365 Executive Drive, Suite 1520, San Diego, California 92121.

                          DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of July 1, 1996, there were 7,519,581 shares of Common Stock outstanding, held of record by 81 stockholders, and no shares of Preferred Stock were outstanding.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share for the election of directors and all other matters submitted for stockholder vote, except matters submitted to the vote of another class or series of shares. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voting for the election of directors can elect all of the directors if they choose to do so. The holders of Common Stock are entitled to dividends in such amounts and at such times, if any, as may be declared by the Board of Directors out of funds legally available therefor. The Company has not paid any dividends on its Common Stock and does not anticipate paying any cash dividends on such stock in the foreseeable future. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payments to creditors. The Common Stock is not redeemable and has no preemptive or conversion rights. See "Dividend Policy."

  The rights of the holders of Common Stock are subject to the rights of the holders of any Preferred Stock which may, in the future, be issued. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in this offering when issued will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

  The Company's Certificate of Incorporation authorizes 1,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. Upon consummation of this offering, no shares of Preferred Stock will be outstanding. The Company has no present intention to issue shares of Preferred Stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE LAW

  Certificate of Incorporation and By-Laws. The Company's Certificate of Incorporation provides that the Board of Directors will be divided into three classes of directors, each class constituting approximately one-third of the total number of directors and with the classes serving staggered three-year terms. In addition, the Certificate of Incorporation provides that all stockholder action must be effected at a duly called meeting and not by a consent in writing. The By-Laws provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of the Company's capital stock. These provisions of the Certificate of Incorporation and By-Laws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, By-Laws and Delaware Law."

  Delaware Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  Limitation of Liability. As permitted by the Delaware General Corporation Law, the Company's Certificate provides that directors of the Company shall not be personally liable for monetary damages to the Company for certain breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper personal benefit from their action as directors. This provision would have no effect on the availability of equitable remedies or nonmonetary relief, such as an injunction or rescission for breach of the duty of care. In addition, the provision applies only to claims against a director arising out of his or her role as a director and not in any other capacity (such as an officer or employee of the Company). Further, liability of a director for violations of the federal securities laws will not be limited by this provision. Directors will, however, no longer be liable for monetary damages arising from decisions involving violations of the duty of care which could be deemed grossly negligent.

  Indemnification. The Certificate provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The Certificate also authorizes the Company to enter into one or more agreements with any person which provide for indemnification greater or different from that provided in the Certificate. The Company has entered into indemnification agreements with all current members of the Board of Directors.

REGISTRATION RIGHTS

  Holders of 329,684 shares of Common Stock (excluding shares being sold in this offering) have certain demand and piggyback registration rights with respect to the registration under the Securities Act of shares of Common Stock ("Registrable Shares") held by them from time to time. Certain holders of the Registrable Shares are Directors and 5% or greater beneficial stockholders of the Company. See "Certain Transactions." The holders of not less than 25% of the Registrable Shares may request that the Company register all or part of their Registrable Shares under the Securities Act. In addition, if the Company proposes to register any of its securities under the Securities Act for its own account, holders of Registrable Shares may require the Company to include all or a portion of their Registrable Shares in the registration, provided, among other conditions, that the managing underwriter (if any) of any such offering has the right, subject to certain conditions, to limit the number of Registrable Shares included in the registration. In general, all fees, costs and expenses of such registrations (other than underwriting commissions, dealer's fees, brokers' fees and applicable concessions) will be borne by the Company. The rights of holders of Registrable Shares to demand or participate in such registrations terminate on the earlier of (i) the date all Registrable Shares are registered under the Securities Act and disposed of in accordance with the registration statement covering them, or (ii) the date all Registrable Shares are sold or transferred in accordance with the requirements of Rule 144.

RECAPITALIZATION

  In October 1995, the Company reincorporated in the State of Delaware and became a holding company with a wholly owned operating subsidiary (the "Recapitalization"). The Recapitalization was accomplished in two steps. First, the Company merged with a wholly owned Delaware subsidiary, with such subsidiary being the surviving entity. Second, the Company became a holding company by transferring substantially all of its assets and liabilities to a new wholly owned Illinois subsidiary named "Enterprise Systems, Inc." See "Risk Factors--Holding Company Structure."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 8,528,206 shares of Common Stock outstanding (or 8,786,956 shares if the Underwriters' over-allotment option is exercised in full), assuming no exercise of options after July 1, 1996. Substantially all of these shares will be freely tradeable without restriction under the Securities Act or may currently be sold in accordance with Rule 144 under the Securities Act ("Rule 144"). In addition, the Company has registered on a registration statement on Form S-8 a total of 1,114,846 shares of Common Stock reserved for issuance under the Company's Long-Term Plan, of which options for 290,507 shares have been exercised as of July 1, 1996 or will be exercised by Selling Stockholders in connection with this offering. The remaining 824,339 shares, when and if issued, would be freely tradeable (unless acquired by an affiliate of the Company, in which case they would be subject to volume and other limitations under Rule 144).

  The Directors, executive officers and the Selling Stockholders beneficially holding an aggregate of 2,820,884 shares of Common Stock as of July 1, 1996 (excluding shares offered hereby), have entered into lock-up agreements with the Underwriters pursuant to which such stockholders have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Robertson, Stephens & Company. Upon expiration of the lock-up period, these shares will be eligible for immediate sale, subject in certain cases to volume and other limitations under Rule 144. See "Underwriting."

  Generally, shares of Common Stock that have not been registered under the Securities Act or that are held by affiliates of the Company (whether or not registered) are deemed "restricted" securities under Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least two years, including a person who may be deemed an affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock of the Company (85,157 shares after giving effect to this offering) or the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. In addition, under Rule 144(k) of the Securities Act, a person who is not an affiliate of the Company at any time within 90 days preceding a sale, and who has beneficially owned shares for at least three years, would be entitled to sell such shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144. The Commission has proposed to amend the holding period required by Rule 144 to permit sales of "restricted" securities after one year rather than two years (and two years rather than three years for "non-affiliates" under Rule 144(k)).

  No predictions can be made of the effect, if any, that shares eligible for market sale will have on the market price of Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. See "Risk Factors--Shares Eligible for Future Sale."

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), acting through their representatives, Robertson, Stephens & Company LLC, Smith Barney Inc. and Wessels, Arnold & Henderson, L.L.C. (the "Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the respective number of shares of Common Stock set forth opposite their names below.

                                                                       NUMBER OF
                                UNDERWRITER                             SHARES
                                -----------                            ---------
      Robertson, Stephens & Company LLC...............................
      Smith Barney Inc................................................
      Wessels, Arnold & Henderson, L.L.C..............................
                                                                       ---------
          Total....................................................... 1,725,000
                                                                       =========

  The nature of the Underwriters' obligation under the Underwriting Agreement is such that all shares of Common Stock being offered, excluding shares covered by the over-allotment option granted to the Underwriters, must be purchased if any shares of Common Stock are purchased.

  The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more
than $   per share, of which $   may be reallowed to other dealers. After the
this offering, the price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company or the Selling Stockholders as set forth on the cover page of the Prospectus.

  The Company granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 258,750 additional shares of Common Stock to cover over-allotments, if any, at the same price per share that the Company and the Selling Stockholders will receive for the 1,725,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have made a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 1,725,000 offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 1,725,000 shares are being sold.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

  The Company, its Directors, executive officers and the Selling Stockholders have agreed that, subject to certain limited exceptions, they will not, for a period of 90 days after the date of this Prospectus, sell, offer to sell, contract to sell or otherwise dispose of any of their shares of Common Stock (except for sales described in or contemplated by this Prospectus) or other securities of the Company without the prior written consent of Robertson, Stephens & Company, except that the Company may, without such consent, grant options and issue shares of Common Stock under the Long-Term Plan.

  The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

  The rules of the Commission generally prohibit the Underwriters and other members of the selling group, if any, from making a market in the Common Stock during a "cooling-off" period immediately preceding the commencement of sales in this offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an Underwriter or other members of the selling group, if any, to continue to make a market in the Common Stock subject to the condition, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters and other members of the selling group, if any, may engage in passive market making in the Common Stock during the cooling-off period.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Sachnoff & Weaver, Ltd., Chicago, Illinois. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Alston & Bird, Atlanta, Georgia.

                                    EXPERTS

  The Consolidated Financial Statements and Schedule for the Company as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

  The financial statements of the Matkon Product Line of Continental Health Systems, Inc. as of November 30, 1994 and 1995, and for the years ended November 30, 1994 and 1995, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or any other document referred to herein are not necessarily complete; with respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of them or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov.

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy material and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of reports, proxy and information statements and other information are available on the Commission's Web site at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
ENTERPRISE SYSTEMS, INC.
Independent Auditors' Report.............................................  F-2
Consolidated Balance Sheets as of December 31, 1994, 1995 and June 30,
 1996 (unaudited)........................................................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996
 (unaudited).............................................................  F-4
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1993, 1994 and 1995 and for the six months ended June 30,
 1995 and 1996 (unaudited)...............................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996
 (unaudited).............................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7


MATKON PRODUCT LINE OF CONTINENTAL HEALTH SYSTEMS, INC.
Independent Auditors' Report.............................................  F-14
Statements of Assets to be Acquired and Liabilities to be Assumed
 November 30, 1994 and 1995 and May 31, 1996 (unaudited).................  F-15
Statements of Revenues and Expenses for the years ended November 30, 1994 and 1995 and for the six months ended May 31, 1995 and 1996 (unaudited).  F-16
Statements of Cash Flows for the years ended November 30, 1994 and 1995 and for the six months ended May 31, 1995 and 1996 (unaudited)..........  F-17
Notes to Financial Statements............................................  F-18

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Enterprise Systems, Inc.:

  We have audited the accompanying consolidated balance sheets of Enterprise Systems, Inc. and subsidiary (the "Company") as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Enterprise Systems, Inc. and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
February 12, 1996

                            ENTERPRISE SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                          DECEMBER 31,
                                                         ---------------   JUNE 30,
                         ASSETS                           1994    1995       1996
                         ------                          ------- -------  -----------
                                                                          (UNAUDITED)
Current assets
  Cash and cash equivalents............................. $ 1,588 $11,403    $ 2,601
  Short-term investment securities......................     --    9,220      2,122
  Receivables, less allowance for doubtful accounts of
   $302, $356 and $825..................................   7,652  14,321     15,814
  Refundable and prepaid income taxes...................     109     547      1,605
  Deferred income taxes.................................   1,509     777      2,834
  Prepaid commissions...................................     344   1,344      1,591
  Other current assets..................................     575     955      1,700
                                                         ------- -------    -------
    Total current assets................................  11,777  38,567     28,267
                                                         ------- -------    -------
Investment securities...................................     --    4,893      4,815
Property and equipment
  Computer equipment....................................   4,800   6,242      7,910
  Furniture and fixtures................................   1,217     897        971
  Leasehold improvements................................     384     499        564
                                                         ------- -------    -------
    Total property and equipment........................   6,401   7,638      9,445
      Less accumulated depreciation and amortization....   3,346   4,071      4,999
                                                         ------- -------    -------
                                                           3,055   3,567      4,446
                                                         ------- -------    -------
Purchased and developed software, net of accumulated
 amortization...........................................     874   1,498      3,947
Excess of cost over net assets acquired.................     --      --         569
Other assets............................................      46     401      3,509
                                                         ------- -------    -------
                                                         $15,752 $48,926    $45,553
                                                         ======= =======    =======
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities
  Notes payable......................................... $ 1,700 $   --     $   --
  Current portion of long-term debt.....................     291     --         --
  Accounts payable......................................   1,116   1,285      1,222
  Accrued liabilities...................................     929   2,240      3,394
  Deferred revenue......................................   2,817   4,674      3,224
                                                         ------- -------    -------
    Total current liabilities...........................   6,853   8,199      7,840
                                                         ------- -------    -------
Deferred income taxes...................................     162     321        729
                                                         ------- -------    -------
Stockholders' equity
  Preferred stock, $.01 par value; authorized 1,000,000
   shares; none outstanding.............................     --      --         --
  Common stock, $.01 par value; authorized 30,000,000
   shares; issued and outstanding 5,230,158, 7,357,033
   and 7,519,581 shares.................................      52      74         75
  Additional paid-in capital............................   7,575  38,513     39,352
  Retained earnings (accumulated deficit)...............   1,110   1,910     (2,367)
  Deferred compensation.................................     --      (91)       (76)
                                                         ------- -------    -------
    Total stockholders' equity..........................   8,737  40,406     36,984
                                                         ------- -------    -------
                                                         $15,752 $48,926    $45,553
                                                         ======= =======    =======

          See accompanying notes to consolidated financial statements.

                            ENTERPRISE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                SIX MONTHS
                                                                   ENDED
                                    YEAR ENDED DECEMBER 31,      JUNE 30,
                                    ------------------------- ----------------
                                     1993     1994     1995    1995     1996
                                    -------  -------  ------- -------  -------
                                                                (UNAUDITED)
Revenues
  Software......................... $ 9,065  $11,762  $16,104 $ 6,988  $ 9,860
  Services.........................  10,653   12,343   16,498   7,240   10,454
  Hardware.........................     709      607      646     212      729
                                    -------  -------  ------- -------  -------
    Total revenues.................  20,427   24,712   33,248  14,440   21,043
                                    -------  -------  ------- -------  -------
Operating costs and expenses
  Software development.............   4,237    6,377    7,536   3,376    4,043
  Service and support..............   7,187    8,629   10,742   5,133    6,577
  Hardware.........................     717      682      786     269      739
  Sales and marketing..............   4,455    5,984    8,832   4,249    5,507
  Administration...................   2,545    2,878    3,887   1,831    3,114
  Acquired in-process technology...     --       --       --      --     8,453
                                    -------  -------  ------- -------  -------
    Total operating costs and
     expenses......................  19,141   24,550   31,783  14,858   28,433
                                    -------  -------  ------- -------  -------
Income (loss) from operations......   1,286      162    1,465    (418)  (7,390)
Interest income (expense), net.....    (198)    (114)      17     (81)     467
                                    -------  -------  ------- -------  -------
Income (loss) before income taxes..   1,088       48    1,482    (499)  (6,923)
Income taxes (benefit).............     339       20      682    (139)  (2,646)
                                    -------  -------  ------- -------  -------
Net income (loss).................. $   749  $    28  $   800 $  (360) $(4,277)
                                    =======  =======  ======= =======  =======
Net income (loss) per share........ $  0.15  $  0.01  $  0.13 $ (0.07) $ (0.57)
                                    =======  =======  ======= =======  =======
Weighted average common stock and
 common
 stock equivalent shares
 outstanding.......................   4,886    5,383    6,279   5,525    7,459
                                    =======  =======  ======= =======  =======


          See accompanying notes to consolidated financial statements.

                            ENTERPRISE SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND SIX MONTHS ENDED JUNE 30, 1996
                             (AMOUNTS IN THOUSANDS)

                                                           RETAINED
                               COMMON STOCK   ADDITIONAL   EARNINGS                COMPANY
                               --------------  PAID-IN   (ACCUMULATED   DEFERRED   LOAN TO
                               SHARES  AMOUNT  CAPITAL     DEFICIT)   COMPENSATION  ESOP     TOTAL
                               ------  ------ ---------- ------------ ------------ -------  -------
Balance at December 31, 1992.  4,411    $44    $ 2,950     $   803       $  --     $(1,028) $ 2,769
  Repurchase of common stock.    (30)    --        (20)       (134)         --          --     (154)
  Issuance of common stock,
   net.......................    273      3      1,147          --          --          --    1,150
  Net income.................     --     --         --         749          --          --      749
  Repayment of loan by ESOP..     --     --         --          --          --         514      514
                               -----    ---    -------     -------       -----     -------  -------
Balance at December 31, 1993.  4,654     47      4,077       1,418          --        (514)   5,028
  Repurchase of common stock.    (67)    (1)       (45)       (336)         --          --     (382)
  Issuance of common stock,
   net.......................    643      6      3,543          --          --          --    3,549
  Net income.................     --     --         --          28          --          --       28
  Repayment of loan by ESOP..     --     --         --          --          --         514      514
                               -----    ---    -------     -------       -----     -------  -------
Balance at December 31, 1994.  5,230     52      7,575       1,110          --          --    8,737
  Repurchase of common stock.    (56)    --       (530)         --          --          --     (530)
  Issuance of common stock,
   net.......................  2,164     22     31,260          --          --          --   31,282
  Exercise of stock options..     19     --         93          --          --          --       93
  Net income.................     --     --         --         800          --          --      800
  Deferred compensation from
   issuance of stock options.     --     --        115          --        (115)         --       --
  Amortization of deferred
   compensation..............     --     --         --          --          24          --       24
                               -----    ---    -------     -------       -----     -------  -------
Balance at December 31, 1995.  7,357     74     38,513       1,910         (91)         --   40,406
  Exercise of stock options
   (unaudited)...............    163      1        839          --          --          --      840
  Net loss (unaudited).......     --     --         --      (4,277)         --          --   (4,277)
  Amortization of deferred
   compensation (unaudited)..     --     --         --          --          15          --       15
                               -----    ---    -------     -------       -----     -------  -------
Balance at June 30, 1996
 (unaudited).................  7,520    $75    $39,352     $(2,367)      $ (76)    $    --  $36,984
                               =====    ===    =======     =======       =====     =======  =======

          See accompanying notes to consolidated financial statements.

                            ENTERPRISE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                              SIX MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,         JUNE 30,
                                  --------------------------  -----------------
                                   1993     1994      1995     1995      1996
                                  -------  -------  --------  -------  --------
                                                                (UNAUDITED)
Cash flows from operating
 activities
  Net income (loss).............  $   749  $    28  $    800  $  (360) $ (4,277)
  Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in)
   operating activities:
    Depreciation................      815    1,249     1,595      659       928
    Amortization................       19      125       242      100       249
    Deferred income taxes.......     (243)    (336)      891     (217)   (1,649)
    Acquired in-process
     technology.................      --       --        --       --      8,453
    Changes in assets and
     liabilities:
      Receivables, net..........     (840)    (741)   (6,669)     872      (353)
      Refundable and prepaid
       income taxes.............     (189)    (109)     (438)      54    (1,058)
      Prepaid commissions and
       other current assets.....     (234)    (478)   (1,380)    (379)     (843)
      Accounts payable..........       21      647       169     (333)      (63)
      Accrued liabilities.......      339       18     1,311      415       (77)
      Deferred revenue..........      304      525     1,857   (1,111)   (1,450)
      Other, net................       41       (2)     (355)       1      (272)
                                  -------  -------  --------  -------  --------
        Net cash provided by
         (used in) operating
         activities.............      782      926    (1,977)    (299)     (412)
                                  -------  -------  --------  -------  --------
Cash flows from investing
 activities:
  Payment for acquisition.......      --       --        --       --    (13,892)
  Maturities (purchases) of
   investment securities........      --       --    (14,113)     --      7,176
  Purchase of property and
   equipment....................   (1,598)  (2,142)   (2,107)    (753)   (1,614)
  Capitalized software
   development..................     (355)    (664)     (842)    (438)     (900)
  Other.........................       (4)     (18)      --       --        --
                                  -------  -------  --------  -------  --------
        Net cash used in
         investing activities...   (1,957)  (2,824)  (17,062)  (1,191)   (9,230)
                                  -------  -------  --------  -------  --------
Cash flows from financing
 activities:
  Proceeds from notes payable...      900      --        --     1,300       --
  Repayment of notes payable....      --    (1,000)   (1,700)     --        --
  Repayment of loan by ESOP.....      514      514       --       --        --
  Repayment of long-term debt...     (999)  (1,096)     (291)    (291)      --
  Proceeds from issuance of
   common stock, net............    1,150    3,549    31,282      --        --
  Proceeds from exercise of
   stock options................      --       --         93       73       840
  Repurchase of common stock....     (154)    (382)     (530)    (101)      --
                                  -------  -------  --------  -------  --------
        Net cash provided by
         financing activities...    1,411    1,585    28,854      981       840
                                  -------  -------  --------  -------  --------
Increase (decrease) in cash and
 cash equivalents...............      236     (313)    9,815     (509)   (8,802)
Cash and cash equivalents at
 beginning of period............    1,665    1,901     1,588    1,588    11,403
                                  -------  -------  --------  -------  --------
Cash and cash equivalents at end
 of period......................  $ 1,901  $ 1,588  $ 11,403  $ 1,079  $  2,601
                                  =======  =======  ========  =======  ========
Supplemental disclosures of cash
 flow information:
  Interest paid.................  $   267  $   158  $    236  $   106  $     13
                                  =======  =======  ========  =======  ========
  Income taxes paid.............  $   734  $   485  $    250  $    43  $    --
                                  =======  =======  ========  =======  ========

          See accompanying notes to consolidated financial statements.

                           ENTERPRISE SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1993, 1994 AND 1995

  (AMOUNTS AND DISCLOSURES APPLICABLE TO JUNE 30, 1995 AND JUNE 30, 1996 ARE
                                  UNAUDITED.)

(1) DESCRIPTION OF BUSINESS

  Enterprise Systems, Inc. develops, markets, installs and services an integrated suite of application software products that assist healthcare providers in managing their operations.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of Enterprise Systems, Inc. and its subsidiary (the "Company"). All intercompany accounts and transactions have been eliminated in consolidation.

 Revenue Recognition

  Revenues from software licensing and installation fees are recognized in accordance with Statement of Position 91-1, "Software Revenue Recognition." After contract signing and software delivery, revenues are recognized as the installation services are performed. Education and consulting revenues are recognized as the related services are performed. Revenue from first year maintenance fees implicit in new software licenses and revenue from separately priced maintenance agreements are recognized ratably over the maintenance periods. Services revenues include fees from software installation, ongoing maintenance, education and consulting. Commissions are generally paid in the month following contract signing and are recognized as the related revenue is recognized.

 Cash Equivalents and Investment Securities

  Cash equivalents are comprised of certain highly liquid investments with original maturities of less than three months. Investment securities consist of U.S. Treasury notes and municipal bonds with original maturities generally ranging from one to two years.

  Investment securities are classified as held-to-maturity, as the Company has the ability and intent to hold such securities until maturity. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the straight-line method, which approximates the effective interest method. Interest income is recognized when earned.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives, ranging from three to five years, of the various classes of property. Amortization of leasehold improvements is computed over the shorter of the lease term or estimated useful life of the asset.

 Income Taxes

  Deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which

                           ENTERPRISE SYSTEMS, INC.

those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment.

 Software Development

  Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as software development and expensed as incurred. Once technological feasibility has been established, additional costs incurred in development, including coding, testing and documentation writing, are capitalized until general release.

  Amortization of developed software is provided on a product-by-product basis over the estimated economic life of the software, generally four years, using the straight-line method. Amortization commences when a product is available for general release to customers. Unamortized software development costs determined to be in excess of the net realizable value of a product are expensed at the date of such determination.

 Computation of Net Income (Loss) Per Share

  Net income (loss) per share is based on the weighted average number of shares outstanding and includes the dilutive effect of unexercised stock options using the treasury stock method. Net loss per share is based on the weighted average number of shares outstanding and does not include the effect of unexercised stock options.

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, options for common stock granted by the Company during the twelve months immediately preceding the initial public offering (using the treasury stock method and the mid-point of the then proposed public offering price) have been included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Fair Value of Financial Instruments

  The Company's financial instruments are valued at their carrying amounts which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

 Interim Financial Statements

  The financial statements as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 are unaudited. In the opinion of management, the unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations for such periods. Results of operations for interim periods are not necessarily indicative of results that will be achieved for the entire year.

(3) INITIAL PUBLIC OFFERING

  On October 25, 1995, the Company completed an initial public offering of its common stock in which 1,800,000 shares were sold by the Company. On November 21, 1995, the Company's underwriters exercised their over-allotment option to purchase an additional 363,750 shares of common stock. The sale of the Company's common stock resulted in net proceeds of approximately $31,282,000.

                            ENTERPRISE SYSTEMS, INC.

(4) INVESTMENT SECURITIES

  The amortized cost, gross unrealized holding gains (losses) and fair value for investment securities at December 31, 1995 were as follows:

                                                     GROSS      GROSS
                                                   UNREALIZED UNREALIZED
                                         AMORTIZED  HOLDING    HOLDING    FAIR
                                           COST      GAINS      LOSSES    VALUE
                                         --------- ---------- ---------- -------
                                                     (IN THOUSANDS)
      Held-to-maturity:
        Current.........................  $ 9,220    $    3     $ --     $ 9,223
        Due after one year..............    4,893         3       --       4,896
                                          -------    ------     -----    -------
                                          $14,113    $    6     $ --     $14,119
                                          =======    ======     =====    =======

  At June 30, 1996, the unrealized holding gain was approximately $8,000 (unaudited).

  The scheduled maturities for investment securities at December 31, 1995 were as follows:

                                                        LESS THAN  1-2
                                                         1 YEAR   YEARS   TOTAL
                                                        --------- ------ -------
                                                             (IN THOUSANDS)
      U.S. Treasury Notes..............................  $4,996   $  --  $ 4,996
      Municipal Bonds..................................   4,224    4,893   9,117
                                                         ------   ------ -------
                                                         $9,220   $4,893 $14,113
                                                         ======   ====== =======

(5) RECEIVABLES

  Receivables represent amounts billed and contracts receivable. Contracts receivable represent revenues earned but not yet billed due to contractual payment terms. A summary of receivables is as follows:

                                                   DECEMBER 31,    JUNE 30, 1996
                                                  ---------------  -------------
                                                   1994    1995     (UNAUDITED)
                                                  ------  -------  -------------
                                                         (IN THOUSANDS)
      Accounts receivable........................ $5,490  $ 9,457     $11,367
      Contracts receivable.......................  2,464    5,220       5,272
                                                  ------  -------     -------
                                                   7,954   14,677      16,639
      Allowance for doubtful accounts............   (302)    (356)       (825)
                                                  ------  -------     -------
                                                  $7,652  $14,321     $15,814
                                                  ======  =======     =======

(6) PURCHASED AND DEVELOPED SOFTWARE

  Purchased and developed software consists of the following:

                                                   DECEMBER 31,    JUNE 30, 1996
                                                   --------------  -------------
                                                    1994    1995    (UNAUDITED)
                                                   ------  ------  -------------
                                                         (IN THOUSANDS)
      Purchased software.......................... $  --   $  --      $1,783
      Software development........................  1,019   1,860      2,760
                                                   ------  ------     ------
                                                    1,019   1,860      4,543
      Less accumulated amortization...............   (145)   (362)      (596)
                                                   ------  ------     ------
                                                   $  874  $1,498     $3,947
                                                   ======  ======     ======

                           ENTERPRISE SYSTEMS, INC.

  Amortization expense included in the consolidated statements of operations and classified as software development amounts to:

                              YEAR ENDED                              AMOUNT
                              ----------                          --------------
                                                                  (IN THOUSANDS)
      December 31, 1993..........................................      $ 20
      December 31, 1994..........................................       125
      December 31, 1995..........................................       217
      June 30, 1995 (unaudited)..................................       100
      June 30, 1996 (unaudited)..................................       234

(7) FINANCING ARRANGEMENTS

  The Company has available an unsecured revolving credit line from a bank for $18,000,000. The line is comprised of a $100,000 standby letter of credit and a $17,900,000 revolving credit line. At December 31, 1995 and June 30, 1996, there was outstanding $100,000 under the standby letter of credit. Borrowings bear interest ranging from LIBOR plus 1.25% to LIBOR plus 1.75%. No borrowings were outstanding under the revolving credit line at June 30, 1996.

  The Company is required to comply with certain financial covenants under the financing arrangements discussed above. At December 31, 1995 and June 30, 1996, the Company was in compliance with the loan covenants.

(8) INCOME TAXES

  Income tax expense for the years ended December 31, 1993, 1994 and 1995 is comprised of the following:

                                                            1993   1994   1995
                                                            -----  -----  -----
                                                             (IN THOUSANDS)
      Current
        Federal............................................ $ 522  $ 277  $(174)
        State..............................................    60     79    (35)
                                                            -----  -----  -----
                                                              582    356   (209)
      Deferred.............................................  (243)  (336)   891
                                                            -----  -----  -----
                                                            $ 339  $  20  $ 682
                                                            =====  =====  =====

  The reconciliation of income taxes computed using the federal statutory rate of 34% in 1993, 1994 and 1995 to the income tax provision is as follows:

                                                             1993  1994  1995
                                                             ----  ----  ----
                                                             (IN THOUSANDS)
      Income taxes, at the federal income tax statutory
       rate................................................. $370  $ 16  $504
      State income taxes, net of federal tax benefit........   40    52    87
      Research and experimentation credits..................  (73)  (18)  --
      Foreign tax credit....................................  (10)  (17)   (4)
      Nondeductible expenses................................   16    50    72
      Other.................................................   (4)  (63)   23
                                                             ----  ----  ----
                                                             $339  $ 20  $682
                                                             ====  ====  ====

                           ENTERPRISE SYSTEMS, INC.

  Temporary differences which give rise to deferred tax assets and liabilities in 1994 and 1995 are as follows:

                                                                   1994   1995
                                                                  ------ ------
                                                                       (IN
                                                                   THOUSANDS)
      Deferred tax assets:
        Deferred revenue......................................... $1,323 $1,152
        Allowance for doubtful accounts..........................    112    134
        Other accrued liabilities................................    108     44
        Depreciation.............................................     98    169
        Other....................................................     26     43
                                                                  ------ ------
          Total gross deferred tax assets........................  1,667  1,542
          Less valuation allowance...............................    --     --
                                                                  ------ ------
          Net deferred tax assets................................  1,667  1,542
                                                                  ------ ------
      Deferred tax liabilities:
        Software development, net................................    263    567
        Prepaid commissions......................................     57    519
                                                                  ------ ------
          Total gross deferred tax liabilities...................    320  1,086
                                                                  ------ ------
          Net deferred tax assets................................ $1,347 $  456
                                                                  ====== ======

  The Company believes its history of profitability and taxable income and its utilization of tax planning sufficiently supports the value of the deferred tax assets. Accordingly, the Company has not recorded a valuation allowance as it is more likely than not that all deferred tax assets will be recovered.

(9) COMMITMENTS

  The Company leases office space under long-term lease agreements expiring through the year 2001 with a renewal option through 2006. Future minimum rental payments under noncancelable long-term operating leases are as follows:

      YEAR                                                            AMOUNT
      ----                                                        --------------
                                                                  (IN THOUSANDS)
      1996.......................................................     $  644
      1997.......................................................        662
      1998.......................................................        681
      1999.......................................................        701
      2000 and after.............................................      1,463
                                                                      ------
                                                                      $4,151
                                                                      ======


  Rental expense included in the consolidated statements of operations amounted to:

                              YEAR ENDED                              AMOUNT
                              ----------                          --------------
                                                                  (IN THOUSANDS)
      December 31, 1993..........................................      $663
      December 31, 1994..........................................       664
      December 31, 1995..........................................       880
      June 30, 1995 (unaudited)..................................       522
      June 30, 1996 (unaudited)..................................       547

                           ENTERPRISE SYSTEMS, INC.

(10) STOCK OPTIONS

  In 1993, the Company adopted a stock option plan under which certain employees and nonemployee directors may be granted the right to purchase shares of common stock. In October 1995, this stock option plan was amended to create the Company's Long-Term Incentive Compensation Plan. Stock options vest over periods ranging from three to five years. Stock options expire ten years from the date granted. At December 31, 1995 and June 30, 1996, there were 128,416 and 103,549 shares, respectively, reserved for future grants.

  In June 1995, stock options were granted to purchase 55,000 shares of the Company's common stock at an exercise price of $5.93 per share. Deferred compensation has been recorded representing the difference between the fair market value of the options at the date of grant and the exercise price. Compensation expense representing the amortization of the deferred compensation is recognized over the vesting period of the stock options.

  Stock option transactions from January 1, 1994 to June 30, 1996 relating to the stock option plan are summarized as follows:

                                                        SHARES        PRICE
                                                       --------  ---------------
      Outstanding on January 1, 1994.................   370,000  $    4.57
        Granted......................................   289,846    5.60 to  5.93
        Canceled.....................................   (30,000)   4.57 to  5.60
                                                       --------
      Outstanding on December 31, 1994...............   629,846    4.57 to  5.93
        Granted......................................   398,250    5.93 to 25.00
        Exercised....................................   (19,334)   4.57 to  5.93
        Canceled.....................................   (41,666)   4.57 to  5.93
                                                       --------
      Outstanding on December 31, 1995...............   967,096    4.57 to 25.00
        Granted......................................    29,500   26.50 to 38.50
        Exercised....................................  (162,548)   4.57 to  5.93
        Canceled.....................................    (4,633)   5.93 to 25.00
                                                       --------
      Outstanding on June 30, 1996 (unaudited).......   829,415  $ 4.57 to 38.50
                                                       ========
      Exercisable on June 30, 1996 (unaudited).......   328,079
                                                       ========

(11) EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

  Subsequent to the Company's initial public offering in 1995, the ESOP was combined into the Company's 401(k) retirement plan and all account balances from the ESOP were transferred to the Company's 401(k) plan. The Company's ESOP covers certain employees with more than one year of service. The Company's final contribution to the ESOP was $543,000 in 1994.

(12) INTEREST

  Interest income (expense), net for the years ended December 31, 1993, 1994 and 1995 is as follows:

                                                            SIX MONTHS ENDED,
                                                                 JUNE 30,
                                                            -------------------
                                       1993   1994   1995     1995       1996
                                      ------  -----  -----  ---------  --------
                                                               (UNAUDITED)
Interest income...................... $   62  $  56  $ 269  $      38  $    480
Interest expense.....................   (260)  (170)  (252)      (119)      (13)
                                      ------  -----  -----  ---------  --------
                                      $(198)  $(114) $  17  $     (81) $    467
                                      ======  =====  =====  =========  ========

                           ENTERPRISE SYSTEMS, INC.

(13) BUSINESS SEGMENT INFORMATION

  The Company operates in one industry segment. The Company markets its products in the United States and in Canada. No customer accounted for 5% or more of revenue for the years presented.

(14) SUBSEQUENT EVENTS (UNAUDITED)

  On January 2, 1996, the Company entered into a distribution agreement to distribute, install and support a staff scheduling system. The agreement provides the Company with exclusive territorial rights to the United States for a term of two years. The Company's minimum royalty commitment over the term of the agreement is approximately $1,475,000.

  On March 22, 1996, the Company entered into a license agreement with FlexiInternational Software, Inc. ("FLEXI") that allows the Company to incorporate the FLEXI general ledger and accounts payable applications into the Company's products for distribution in the United States healthcare market. The Company has an exclusive right to sell the FLEXI applications in the United States upon meeting certain sales levels.

  On May 28, 1996, the Company purchased certain net assets of the materials management division of Continental Healthcare Systems, Inc. for approximately $13.9 million. The acquisition was accounted for under the purchase method. Accordingly, the purchase price has been allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Approximately $8.4 million of the purchase price was allocated to acquired in-process technology which has been charged to operations in the consolidated statement of operations for the quarter ended June 30, 1996. Such allocation is subject to change and is not necessarily indicative of the ultimate purchase price allocation.

                         INDEPENDENT AUDITORS' REPORT

The Boards of Directors
Continental Health Systems, Inc.
and Enterprise Systems, Inc.:

  We have audited the accompanying statements of assets to be acquired and liabilities to be assumed as of November 30, 1994 and 1995 and the statements of revenues and expenses and cash flows for the years ended November 30, 1994 and 1995 of the Matkon Product Line of Continental Health Systems, Inc. (Continental). These financial statements are the responsibility of Continental's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As discussed in notes 1(a) and 7 to the financial statements, on May 28, 1996 Continental sold certain assets and liabilities of the Matkon Product Line of Continental to Enterprise Systems, Inc.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the assets to be acquired and liabilities to be assumed as of November 30, 1994 and 1995 and revenues and expenses and cash flows for the years ended November 30, 1994 and 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Kansas City, Missouri
July 10, 1996

                             MATKON PRODUCT LINE OF
                        CONTINENTAL HEALTH SYSTEMS, INC.

       STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED
                             (AMOUNTS IN THOUSANDS)

                                                      NOVEMBER 30,
                                                      -------------   MAY 31,
                                                       1994   1995     1996
                                                      ------ ------ -----------
                                                                    (UNAUDITED)
Current assets:
  Receivables, less allowance for doubtful accounts
   of $382, $461,
   and $420.......................................... $3,345 $4,677   $7,610
  Inventory..........................................    247     33      --
                                                      ------ ------   ------
    Total current assets.............................  3,592  4,710    7,610
  Property and equipment, net........................    283    210      192
  Software development, net of accumulated
   amortization......................................  1,068  1,735    1,995
  Noncurrent receivables.............................    995    470      107
                                                      ------ ------   ------
    Total assets.....................................  5,938  7,125    9,904
Current liabilities:
  Accounts payable and accrued expenses..............    206    288      419
  Deferred revenue...................................  1,174  1,491    3,302
                                                      ------ ------   ------
    Total current liabilities........................  1,380  1,779    3,721
Commitments (note 6)
                                                      ------ ------   ------
    Excess of assets to be acquired over liabilities
     to be assumed................................... $4,558 $5,346   $6,183
                                                      ====== ======   ======



                See accompanying notes to financial statements.

                             MATKON PRODUCT LINE OF
                        CONTINENTAL HEALTH SYSTEMS, INC.

                      STATEMENTS OF REVENUES AND EXPENSES
                             (AMOUNTS IN THOUSANDS)

                                                 FOR THE YEARS    SIX MONTHS
                                                     ENDED           ENDED
                                                 NOVEMBER 30,       MAY 31,
                                                 --------------  --------------
                                                  1994    1995    1995    1996
                                                 ------  ------  ------  ------
                                                                  (UNAUDITED)
Revenues:
  Software...................................... $1,094  $1,497  $  501  $  795
  Services......................................  3,872   3,810   1,772   1,936
  Hardware......................................  2,052   1,782     772     748
                                                 ------  ------  ------  ------
    Total revenue...............................  7,018   7,089   3,045   3,479
                                                 ------  ------  ------  ------
Costs and expenses (note 5):
  Hardware......................................  2,092   1,885     811     490
  Software development..........................  1,087     937     498   1,077
  Service and support...........................  2,293   2,152   1,128     846
  Sales and marketing...........................  1,129   1,246     527     717
  Administration................................    646     362     197     108
                                                 ------  ------  ------  ------
    Total costs and expenses....................  7,247   6,582   3,161   3,238
                                                 ------  ------  ------  ------
    Income (loss) from operations...............   (229)    507    (116)    241
Other income (expense), net.....................    (13)    (10)     (5)     45
                                                 ------  ------  ------  ------
    Excess (deficiency) of revenues over (under)
     expenses................................... $ (242) $  497  $ (121) $  286
                                                 ======  ======  ======  ======




                See accompanying notes to financial statements.

                             MATKON PRODUCT LINE OF
                        CONTINENTAL HEALTH SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                               FOR THE YEARS     SIX MONTHS
                                                   ENDED            ENDED
                                                NOVEMBER 30,       MAY 31,
                                               ---------------  --------------
                                                1994     1995   1995    1996
                                               -------  ------  -----  -------
                                                                 (UNAUDITED)
Cash flows from operating activities:
  Excess (deficiency) of revenues over (under)
   expenses................................... $  (242) $  497  $(121) $   286
  Adjustments to reconcile expenses in excess
   of revenues to net cash used by operating
   activities:
    Depreciation and amortization.............     389     340    176      162
    Loss (gain) on sale of property and
     equipment................................       4      (1)   --       --
    Changes in assets and liabilities:
      Receivables, net........................   1,800    (803)  (325)  (2,570)
      Inventories.............................     (41)    213     87       33
      Accounts payable........................     288     (82)    44      131
      Deferred revenues.......................    (486)   (309)    94    1,811
                                               -------  ------  -----  -------
        Net cash provided by (used in)
         operating activities.................   1,712    (145)   (45)    (147)
                                               -------  ------  -----  -------
Cash flows from investing activities:
  Purchase of property and equipment..........    (166)   (149)  (139)     (34)
  Proceeds from disposal of property and
   equipment..................................     --      145    --       --
  Capitalized software development............    (503)   (929)  (334)    (370)
                                               -------  ------  -----  -------
        Net cash used in investing activities.    (669)   (933)  (473)    (404)
                                               -------  ------  -----  -------
Cash flow provided by (used in) investing
 activities -- Contribution (return) of
 capital from (to) Continental Health Systems,
 Inc..........................................  (1,043)  1,078    518      551
                                               -------  ------  -----  -------
Change in cash................................     --      --     --       --
Cash at beginning of period...................     --      --     --       --
                                               -------  ------  -----  -------
Cash at end of period......................... $   --   $  --   $ --   $   --
                                               -------  ------  -----  -------


                See accompanying notes to financial statements.

            MATKON PRODUCT LINE OF CONTINENTAL HEALTH SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          NOVEMBER 30, 1994 AND 1995

   (AMOUNTS AND DISCLOSURES APPLICABLE TO MAY 31, 1995 AND MAY 31, 1996 ARE
                                  UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Organization

  The Matkon product line (Matkon) of Continental Health Systems, Inc. (Continental) designs, develops, markets, installs and services application software products that assist health care providers in managing their operations.

  As more fully described in note 7, Continental has entered into an agreement to sell assets and liabilities of the Matkon product line to Enterprise Systems, Inc. (Enterprise).

 (b) Basis of Presentation

  Matkon's financial results have historically been reported in a combined manner with the results of Continental. For purposes of this presentation, the accompanying financial statements present only those assets and liabilities of Matkon to be acquired by Enterprise as of November 30, 1994 and 1995. The statements of revenues and expenses of Matkon for the years ended November 30, 1994 and 1995 include only the operating results of Matkon presented on a stand-alone basis, excluding the impact, if any, on Continental's consolidated income tax provision.

 (c) Inventories

  Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

 (d) Property and Equipment

  Property and Equipment are recorded at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets which range from three to five years. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the assets.

 (e) Software Development Costs

  Costs incurred internally in creating computer software products are expensed until technological feasibility has been established upon completion of a detail program design. Thereafter, all software development costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product, with minimum annual amortization equal to the straight-line amortization over the estimated economic life of the product. Continental is amortizing capitalized costs on a straight-line basis over five years.

 (f) Revenue Recognition

  Revenues from software licensing and installation fees are recognized in accordance with Statement of Position 91-1, "Software Revenue Recognition." After contract signing and software delivery, revenues are recognized as the installation services are performed. Custom programming and consulting revenues are recognized as the related services are performed. Revenue from maintenance agreements is recognized ratably over the maintenance periods. Service revenues include fees from software installation, ongoing maintenance, custom programming and consulting.

 (g) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

            MATKON PRODUCT LINE OF CONTINENTAL HEALTH SYSTEMS, INC.

 (h) Fair Value of Financial Instruments

  Financial instruments consisting of current receivables and accounts payable are carried at cost, which approximates fair value, as a result of the short-term nature of the instruments. The fair value of the noncurrent receivables is estimated to be $829,000 and $432,000 at November 30, 1994 and 1995, respectively, based on Continental's estimated cost of capital.

 (i) Interim Financial Statements

  The financial statements as of May 31, 1996 and for the six months ended May 31, 1995 and 1996 are unaudited. In the opinion of management, the unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations for such periods. Results of operations for interim periods are not necessarily indicative of results that will be achieved for the entire year.

(2) PROPERTY AND EQUIPMENT

  A summary of fixed assets follows as of November 30, 1995 and 1994:

                                                            1994    1995
                                                           ------- -------
                                                           (IN THOUSANDS)
      Leasehold improvements..............................    $  7    $ 89
      Furniture, fixtures and equipment...................     411     274
      Computer............................................     455     447
                                                           ------- -------
                                                               873     810
      Less accumulated depreciation.......................     590     600
                                                           ------- -------
                                                              $283    $210
                                                           ======= =======

  Depreciation expense for the years ended November 30, 1994 and 1995 was $114,812 and $77,461, respectively.

(3) RECEIVABLES

  Receivables represent amounts billed and contracts receivable. Contracts receivable represent revenues earned but not yet billed due to contractual payment terms. A summary of current receivables is as follows:

                                                             1994    1995
                                                            ------ --------
                                                            (IN THOUSANDS)
      Accounts receivable.................................  $1,639 $  1,398
      Contracts receivable................................   2,088    3,740
                                                            ------ --------
                                                             3,727    5,138
      Allowance for doubtful accounts.....................     382      461
                                                            ------ --------
                                                            $3,345 $  4,677
                                                            ====== ========

(4) SOFTWARE DEVELOPMENT

  Capitalized software development costs consist of the following:

                                                              1994   1995
                                                             ------ ------
                                                                  (IN
                                                              THOUSANDS)
      Software development.................................. $2,204 $3,133
      Less accumulated amortization.........................  1,135  1,398
                                                             ------ ------
                                                             $1,069 $1,735
                                                             ====== ======

  Amortization expense for the years ended November 30, 1994 and 1995 included in the statements of revenues and expenses was $274,471 and $262,396, respectively.

            MATKON PRODUCT LINE OF CONTINENTAL HEALTH SYSTEMS, INC.

(5) ALLOCATED COSTS

  Matkon is one of the product lines offered by Continental. As such, certain allocations of costs have been included in the accompanying statements of revenues and expenses and are summarized as follows:

                                     1994  1995       BASIS FOR ALLOCATION
                                     ----- ----- -------------------------------
                                         (IN
                                     THOUSANDS)
      Software development:
        Development administration.   $338  $744 Number of employees
                                     ===== =====
      Service and support:
        Client service
         administration............   $358  $267 Revenue
        Night support..............    --     63 Revenue
        Training...................     22    30 Revenue
        Hardware installation......    171   179 Hardware revenue
        Documentation..............    141   158 Number of employees
                                     ----- -----
          Total allocated service
           and support costs.......   $692 $ 697
                                     ===== =====
      Sales and marketing:
        Marketing administration...   $ 66 $ 146 Sales to new customers
        Sales administration.......    174   237 Sales to new customers/upgrades
                                     ----- -----
          Total allocated sales and
           marketing costs.........   $240 $ 383
                                     ===== =====
      Administration:
        Corporate administration...   $206 $ 170 Number of employees
        Accounting.................    223   135 Number of employees
                                     ----- -----
          Total allocated
           administrative costs....   $429 $ 305
                                     ===== =====

  The allocated costs consist primarily of overhead expenses such as executive and support staff salaries, benefits, utilities, depreciation and rent which are shared among the various Continental product lines.

  Management believes that the allocation methods used are reasonable and result in the allocation of all appropriate expenses to the Matkon product line.

(6) LEASE COMMITMENTS

  Matkon is obligated under operating leases, principally for its offices. Total rental expense for operating leases for the years ended November 30, 1994 and 1995 was approximately $215,000 and $212,000, respectively.

            MATKON PRODUCT LINE OF CONTINENTAL HEALTH SYSTEMS, INC.

                   NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

  Future minimum lease payments under the operating leases are as follows:

                                            AMOUNT
                                        --------------
                                        (IN THOUSANDS)
             1996......................      $125
             1997......................        90
                                             ----
                                             $215
                                             ====

(7) SALE OF MATKON PRODUCT LINE

  On May 28, 1996, Continental entered into an agreement to sell certain assets and liabilities of Matkon to Enterprise for approximately $13.9 million. In accordance with the agreement, such assets and liabilities existing at the closing date will be transferred to Enterprise. Substantially all contracts and leases of Matkon will be assigned to Enterprise.

                                      LOGO

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses payable by the Company in connection with the sale of the Common Stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee and the NASD filing fee.

      SEC registration fee............................................   15,391
      NASD filing fee.................................................    4,964
      Nasdaq National Market listing fee..............................   17,500
      Blue Sky fees and expenses......................................   10,000
      Printing and engraving expenses.................................   50,000
      Legal fees and expenses.........................................  100,000
      Auditors' accounting fees and expenses..........................   50,000
      Transfer Agent and Registrar fees...............................    5,000
      Miscellaneous...................................................   47,145
                                                                       --------
          Total....................................................... $300,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL empowers a Delaware corporation to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened because such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation.

  In accordance with Section 102(b)(7) of the DGCL, Article XIII of the Corporation's Certificate of Incorporation provides that "no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by an amended DGCL. Any repeal or modification of this Article XIII by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification."

  The Company's Certificate of Incorporation and By-Laws contain provisions that require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

  The Company has entered into indemnification agreements with each of its executive officers and directors in which the Company agrees to indemnify and hold harmless the officer or director to the fullest extent permitted by applicable law against any and all reasonable attorneys' fees and all other reasonable expense, cost, liability and loss (including a mandatory obligation by the Company to advance reimbursement of legal fees and expenses) paid or reasonably incurred by such officer or director or on his or her behalf in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation not initiated by the officer or director that he or she believes in good faith might lead to a proceeding, inquiry or investigation (a "Proceeding"), relating to the fact that the officer or director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any action or inaction by the officer or director in such capacity. However, the Company's obligation to indemnify the officer or director is subject to a determination by: (i) the Company's Board of Directors, by vote of the majority of disinterested directors; (ii) under certain circumstances, independent legal counsel appointed by the Board of Directors in a written opinion; (iii) stockholders of the Company; or (iv) a court of competent jurisdiction in a final, nonappealable adjudication, that the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and the officer or director had no reasonable cause to believe that his or her conduct was unlawful.

  The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Company, its directors and executive officers, the Selling Stockholders in the offering of the Common Stock registered hereby, and each person, if any, who controls the Company or the Selling Stockholders, for certain liabilities, including liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since July 1, 1993, the Company has issued the following securities that were not registered under the Securities Act:

    On March 31, 1994, Morgan Stanley Venture Capital Fund II, L.P. purchased 402,878 shares of Common Stock at $5.60 per share for an aggregate purchase price of $2,256,116.80.

    On March 31, 1994, Morgan Stanley Venture Capital Fund II, C.V. purchased 78,713 shares of Common Stock at $5.60 per share for an aggregate purchase price of $440,792.80.

    On March 31, 1994, Morgan Stanley Venture Investors, L.P. purchased 161,266 shares of Common Stock at $5.60 per share for an aggregate purchase price of $903,089.60.

  Between July 1, 1993 and January 1, 1996, the Company issued an aggregate of 24,334 shares of Common Stock to persons who were employees of the Company upon exercise of stock options previously granted to such persons. The exercise prices ranged from $4.57 to $5.93 per share.

  No underwriters were engaged in connection with the foregoing sales of securities. Such sales were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act or Rule 701 promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  A. EXHIBITS.

  EXHIBIT NUMBER
  --------------
         1.1.     Form of Underwriting Agreement by and among the           *
                  Company, the Selling Stockholders and the Underwriters
         3.1.     Amended and Restated Certificate of Incorporation of     (3)
                  Enterprise Systems, Inc.
         3.2.     Amended and Restated By-Laws of Enterprise Systems,      (3)
                  Inc.
         4.1.     Specimen Common Stock Certificate                        (3)

         4.2.     Shareholders' Agreement among the Company, Thomas R.      (1)
                  Pirelli, CR Investments, Venrock Associates, Henry S.
                  Smith, Robert Noyce, Thomas R. Hutchison, Trustees of
                  Grinnell College, John Gildea, Berkeley Associates, and
                  Sidney Kahn dated June 9, 1983
         4.3.     Amended and Restated Registration Rights Agreement        (1)
                  among CID Ventures, L.P., CID Equity Capital, L.P.,
                  Morgan Stanley Venture Investors, L.P., Morgan Stanley
                  Venture Capital Fund II, L.P., Morgan Stanley Venture
                  Capital Fund II, C.V., Harry Pomerantz, Mid-America
                  Investment Co. and the Company dated March 31, 1994
         5.1.     Opinion of Sachnoff & Weaver, Ltd.                         *
        10.1.     Investment Agreement among CID Ventures, L.P., CID        (1)
                  Equity Capital, L.P. and the Company dated April 30,
                  1993
        10.2.     Investment Agreement among Morgan Stanley Venture         (1)
                  Investors, L.P., Morgan Stanley Venture Capital Fund
                  II, L.P., Morgan Stanley Venture Capital Fund II, C.V.,
                  and the Company dated March 31, 1994
        10.4.     Employment Agreement between the Company and Thomas R.    (2)
                  Pirelli
        10.5.     Employment Agreement between the Company and Glen E.      (2)
                  Tullman
        10.6.     Employment Agreement between the Company and David B.     (2)
                  Mullen
        10.7.     Employment Agreement between the Company and Joseph E.    (2)
                  Carey
        10.8.     Employment Agreement between the Company and Steven M.    (2)
                  Katz
        10.9.     Employment Agreement between the Company and David A.     (2)
                  Carlson
        10.10.    Employment Agreement between the Company and Stanley A.   (2)
                  Crane
        10.12.    Enterprise Systems, Inc. Long-Term Incentive              (3)
                  Compensation Plan
        10.13.    Enterprise Systems, Inc. 401(k), as amended               (3)
        10.14.    Office Lease dated May 17, 1991 between the Company and   (1)
                  LaSalle National Trust, N.A. as successor Trustee under
                  Trust No. 104254 for the premises located at Building
                  500, 1400 South Wolf Road, Wheeling, Illinois
        10.15.    Office Lease Agreement among the Company                  (1)
                  Gateway/Wheeling Limited Partnership and Comerica Bank-
                  Illinois, as Trustee under Trust Agreement dated
                  December 20, 1993 and known as Trust Number 11866 dated
                  April 11, 1994, as amended
        10.16.    Form of Indemnification Agreement between the Company     (3)
                  and Company directors
        10.17.    Agreement for Contribution, License and Issuance of       (3)
                  Stock between Enterprise Systems, Inc., a Delaware
                  corporation, and Enterprise Systems, Inc., an Illinois
                  corporation, dated October 17, 1995
        10.20     Severance Agreement between the Company and Thomas R.     (5)
                  Pirelli dated January 9, 1996

        10.21     Distribution Agreement between the Company and Total      (5)
                  Care Technologies, Inc. dated January 23, 1996
        10.22     Loan Agreement between Enterprise Systems, Inc., an        *
                  Illinois corporation and LaSalle National Bank dated
                  May 31, 1996
        10.23     Guaranty of Enterprise Systems, Inc., a Delaware           *
                  Corporation to LaSalle National Bank dated May 31, 1996
        10.24     Asset Purchase Agreement among the Company, Continental   ++
                  Healthcare Systems, Inc. and Information Handling
                  Services Group, Inc. dated May 28, 1996
        10.25     Development, Technology and Software License Agreement    ++
                  between the Company and FlexiInternational Software,
                  Inc. dated March 22, 1996
        21.1.     Subsidiaries of Registrant                                (3)
        23.1.     Report and Consent of KPMG Peat Marwick LLP
        23.2      Consent of KPMG Peat Marwick LLP
        23.3.     Consent of Sachnoff & Weaver, Ltd. (included in Exhibit
                  5.1)
        24.1      Power of Attorney (contained on signature page)
        27.1      Financial Data Schedule

- --------
   *Filed herewith
   ++To be filed by amendment
(1) Incorporated by reference from the Registrant's Form S-1 Registration Statement No. 33-96328 as filed with the SEC on August 30, 1995.
(2) Incorporated by reference from the Registrant's Amendment No. 1 to Form S-1 Registration Statement No. 33-96328 as filed with the SEC on September 25, 1995.
(3) Incorporated by reference from the Registrant's Amendment No. 3 to Form S-1 Registration Statement No. 33-96328 as filed with the SEC on October 4, 1995.
(4) Incorporated by reference from the Registrant's Amendment No. 4 to Form S-1 Registration Statement No. 33-96328 as filed with the SEC on October 18, 1995.
(5) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the period ended December 31, 1995.

  B. FINANCIAL STATEMENT SCHEDULE.

    Schedule II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liability (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Company hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The Company hereby undertakes to provide to the Underwriters at the closings specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE COMPANY HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE VILLAGE OF WHEELING, STATE OF ILLINOIS, ON JULY 25, 1996.

                                          Enterprise Systems, Inc.

                                            /s/ Glen E. Tullman
                                          By: _________________________________
                                            Glen E. Tullman
                                            Chief Executive Officer

  KNOW ALL PERSONS BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS GLEN E. TULLMAN AND DAVID B. MULLEN, AND EACH OF THEM SINGLY, AS HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES TO SIGN THE REGISTRATION STATEMENT FILED HEREWITH AND ANY OR ALL AMENDMENTS TO SAID REGISTRATION STATEMENT (INCLUDING POST-EFFECTIVE AMENDMENTS AND REGISTRATION STATEMENTS FILED PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AND ANY OR ALL AMENDMENTS THERETO), AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS THE FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE FOREGOING, AS FULL TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR HIS SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 25TH OF JULY 1996.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


          /s/ Glen E. Tullman               Chief Executive Officer, Director
___________________________________________ (Principal Executive Officer)
              Glen E. Tullman

          /s/ David B. Mullen               Chief Financial Officer
___________________________________________ (Principal Financial and Accounting
              David B. Mullen               Officer)

         /s/ Robert A. Compton              Director
___________________________________________
             Robert A. Compton

         /s/ Bernard Goldstein              Director
___________________________________________
             Bernard Goldstein

          /s/ M. Fazle Husain               Director
___________________________________________
              M. Fazle Husain

        /s/ Thomas R. Hutchison             Director
___________________________________________
            Thomas R. Hutchison

         /s/ Thomas R. Pirelli              Director
___________________________________________
             Thomas R. Pirelli


                                                                     SCHEDULE II

                            ENTERPRISE SYSTEMS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                        ADDITIONS
                                    -----------------
                                    CHARGED
                         BALANCE AT TO COSTS CHARGED             BALANCE
ALLOWANCE FOR DOUBTFUL   BEGINNING    AND    TO OTHER            AT END
ACCOUNTS                  OF YEAR   EXPENSES ACCOUNTS DEDUCTIONS OF YEAR
- ----------------------   ---------- -------- -------- ---------- -------
                                     (AMOUNTS IN THOUSANDS)
Year ended December 31,
 1995...................    $302      $ 68     $--       $14      $356
Year ended December 31,
 1994...................     232       148      --        78       302
Year ended December 31,
 1993...................     174        70      --        12       232

  EXHIBIT NUMBER
  --------------
         1.1.     Form of Underwriting Agreement by and among the            *
                  Company, the Selling Stockholders and the Underwriters
         3.1.     Amended and Restated Certificate of Incorporation of      (3)
                  Enterprise Systems, Inc.
         3.2.     Amended and Restated By-Laws of Enterprise Systems,       (3)
                  Inc.
         4.1.     Specimen Common Stock Certificate                         (3)
         4.2.     Shareholders' Agreement among the Company, Thomas R.      (1)
                  Pirelli, CR Investments, Venrock Associates, Henry S.
                  Smith, Robert Noyce, Thomas R. Hutchison, Trustees of
                  Grinnell College, John Gildea, Berkeley Associates, and
                  Sidney Kahn dated June 9, 1983
         4.3.     Amended and Restated Registration Rights Agreement        (1)
                  among CID Ventures, L.P., CID Equity Capital, L.P.,
                  Morgan Stanley Venture Investors, L.P., Morgan Stanley
                  Venture Capital Fund II, L.P., Morgan Stanley Venture
                  Capital Fund II, C.V., Harry Pomerantz, Mid-America
                  Investment Co. and the Company dated March 31, 1994
         5.1.     Opinion of Sachnoff & Weaver, Ltd.                         *
        10.1.     Investment Agreement among CID Ventures, L.P., CID        (1)
                  Equity Capital, L.P. and the Company dated April 30,
                  1993
        10.2.     Investment Agreement among Morgan Stanley Venture         (1)
                  Investors, L.P., Morgan Stanley Venture Capital Fund
                  II, L.P., Morgan Stanley Venture Capital Fund II, C.V.,
                  and the Company dated March 31, 1994
        10.4.     Employment Agreement between the Company and Thomas R.    (2)
                  Pirelli
        10.5.     Employment Agreement between the Company and Glen E.      (2)
                  Tullman
        10.6.     Employment Agreement between the Company and David B.     (2)
                  Mullen
        10.7.     Employment Agreement between the Company and Joseph E.    (2)
                  Carey
        10.8.     Employment Agreement between the Company and Steven M.    (2)
                  Katz
        10.9.     Employment Agreement between the Company and David A.     (2)
                  Carlson
        10.10.    Employment Agreement between the Company and Stanley A.   (2)
                  Crane
        10.12.    Enterprise Systems, Inc. Long-Term Incentive              (3)
                  Compensation Plan
        10.13.    Enterprise Systems, Inc. 401(k), as amended               (3)
        10.14.    Office Lease dated May 17, 1991 between the Company and   (1)
                  LaSalle National Trust, N.A. as successor Trustee under
                  Trust No. 104254 for the premises located at Building
                  500, 1400 South Wolf Road, Wheeling, Illinois
        10.15.    Office Lease Agreement among the Company                  (1)
                  Gateway/Wheeling Limited Partnership and Comerica Bank-
                  Illinois, as Trustee under Trust Agreement dated
                  December 20, 1993 and known as Trust Number 11866 dated
                  April 11, 1994, as amended
        10.16.    Form of Indemnification Agreement between the Company     (3)
                  and Company directors

        10.17.    Agreement for Contribution, License and Issuance of       (3)
                  Stock between Enterprise Systems, Inc., a Delaware
                  corporation, and Enterprise Systems, Inc., an Illinois
                  corporation, dated October 17, 1995
        10.20     Severance Agreement between the Company and Thomas R.     (5)
                  Pirelli dated January 9, 1996
        10.21     Distribution Agreement between the Company and Total      (5)
                  Care Technologies, Inc. dated January 23, 1996
        10.22     Loan Agreement between Enterprise Systems, Inc., an        *
                  Illinois corporation and LaSalle National Bank dated
                  May 31, 1996
        10.23     Guaranty of Enterprise Systems, Inc., a Delaware           *
                  Corporation to LaSalle National Bank dated May 31, 1996
        10.24     Asset Purchase Agreement among the Company, Continental   ++
                  Healthcare Systems, Inc. and Information Handling
                  Services Group, Inc. dated May 28, 1996
        10.25     Development, Technology and Software License Agreement    ++
                  between the Company and FlexiInternational Software,
                  Inc. dated March 22, 1996
        21.1.     Subsidiaries of Registrant                                (3)
        23.1.     Report and Consent of KPMG Peat Marwick LLP
        23.2      Consent of KPMG Peat Marwick LLP
        23.3.     Consent of Sachnoff & Weaver, Ltd. (included in Exhibit
                  5.1)
        24.1      Power of Attorney (contained on signature page)
        27.1      Financial Data Schedule

- --------
   *Filed herewith
   ++To be filed by amendment
(1) Incorporated by reference from the Registrant's Form S-1 Registration Statement No. 33-96328 as filed with the SEC on August 30, 1995.
(2) Incorporated by reference from the Registrant's Amendment No. 1 to Form S-1 Registration Statement No. 33-96328 as filed with the SEC on September 25, 1995.
(3) Incorporated by reference from the Registrant's Amendment No. 3 to Form S-1 Registration Statement No. 33-96328 as filed with the SEC on October 4, 1995.
(4) Incorporated by reference from the Registrant's Amendment No. 4 to Form S-1 Registration Statement No. 33-96328 as filed with the SEC on October 18, 1995.
(5) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the period ended December 31, 1995.